Exhibit 10.1

Execution version

Dated 26 June 2014

THIRD SUPPLEMENTAL AGREEMENT

between

KNUTSEN SHUTTLE TANKERS 14 AS

as Borrower

and

KNUTSEN NYK OFFSHORE TANKERS AS

as Parent Guarantor

and

KNOT OFFSHORE PARTNERS LP

KNOT SHUTTLE TANKERS AS

as Guarantors

DNB BANK ASA

NORDEA BANK NORGE ASA

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK

SKANDINAVISKA ENSKILDA BANKEN AB (PUBL)

as Lenders and Mandated Lead Arrangers

and

DNB BANK ASA

NORDEA BANK NORGE ASA

as Bookrunners

and

NORDEA BANK NORGE ASA

as Agent

Relating to a USD 117,000,000.-

term loan facility dated 11 July 2011

as amended by a first supplemental agreement 5 October 2011

and a second supplemental agreement dated 23 January 2014

in respect of the Borrower’s vessel

“HILDA KNUTSEN”

THIS THIRD SUPPLEMENTAL AGREEMENT (the “Supplemental Agreement”) is made the 26th day of June 2014 between:

(1)	KNUTSEN SHUTTLE TANKERS 14 AS, (organisation no 996 821 374), Smedasundet 40, 5529 Haugesund, Norway as borrower (the “Borrower”);

(2)	KNUTSEN NYK OFFSHORE TANKERS AS, (organisation no 995 221 713), Smedasundet 40, 5529 Haugesund, Norway, as parent guarantor (the “Parent Guarantor”);

(3)	KNOT OFFSHORE PARTNERS LP, with registered office at Trust Company Complex, Ajeltake Island, Ajeltake Road, Majuro, Marshall Islands MH96960 and executive office at 2 Queen’s Cross, Aberdeen, Aberdeenshire AB15 4YB, United Kingdom, and

KNOT SHUTTLE TANKERS AS, P.O Box 2017, 5504 Haugesund, Norway, (organisation no 998 942 829) as guarantors (together the “Guarantors”);

(4)	DNB BANK ASA, (organisation no 984 851006), Dronning Eufemias gate 30, 0191 Oslo, Norway, acting through its office at Solheimsgaten 7 C, 5058 Bergen, Norway; NORDEA BANK NORGE ASA, (organisation no 911 044 110), Middelthunsgate 17, 0368 Oslo, Norway; SKANDINAVISKA ENSKILDA BANKEN AB (PUBL), (organisation no 971 049 944), P.O. Box 1843 Vika, Filipstad Brygge 1, 0123 Oslo, Norway; CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, 9 Quai du President Paul Doumer, 92920 Paris La Defense, Cedex, France as lenders (the “Lenders”) and mandated lead arrangers (the “Mandated Lead Arrangers”);

(5)	DNB BANK ASA, (organisation no 984 851006), Dronning Eufemias gate 30, 0191 Oslo, Norway, acting through its office at Solheimsgaten 7 C, 5058 Bergen, Norway and NORDEA BANK NORGE ASA, (organisation no 911044 110), Middelthunsgate 17, 0368 Oslo, Norway as bookrunners (the “Bookrunners”); and

(6)	NORDEA BANK NORGE ASA, (organisation no 911044 110), Middelthunsgate 17, 0368 Oslo, Norway as agent (the “Agent”),

WHEREAS

A.	The Lenders have granted the Borrower a loan in the amount of USD 117,000,000.- pursuant to a pre- and post delivery term loan facility agreement dated 11 July 2011 as amended by a first supplemental agreement dated 5 October 2011 and a second supplemental agreement dated 23 January 2014, entered into between i.a. the Borrower, the Parent Guarantor, the Lenders, the Mandated Lead Arrangers, the Bookrunners and the Agent (as at any time amended, supplemented, restated or varied, together the “Agreement”). The outstanding principal amount under the Agreement is at the date hereof USD 109,687,500.-.

B.	The Borrower has requested that the Lenders’ consent to the Borrower becoming wholly owned, directly or indirectly, by KNOT Offshore Partners LP a Marshall Islands limited partnership organised under the laws of the Marshall Islands listed on the New York Stock Exchange via its wholly-owned indirect subsidiary KNOT Shuttle Tankers AS.

C.	Under the proposed terms, the Borrower has requested the Lenders consent to the following:

(i)	The transfer of ownership of the Borrower from the Parent Guarantor to KNOT Shuttle Tankers AS as contemplated by Whereas B;

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(ii)	the release of Knutsen NYK Offshore Tankers AS as Parent Guarantor under the Agreement and it being replaced by KNOT Offshore Partners LP and KNOT Shuttle Tankers AS as new guarantors under the Agreement and a new pledge of shares in the Borrower to be executed by KNOT Shuttle Tankers AS, replacing the previous share pledge;

(iii)	certain amendments to the set of financial covenants in the Agreement.

D.	The Lenders have approved the Borrower’s request subject to the execution and delivery of this Supplemental Agreement, the Amended and Restated Facility Agreement, the Guarantees, the Share Pledge and the amended Security Documents (where relevant) and that the terms and condition of this Supplemental Agreement are complied with.

E.	This Supplemental Agreement shall together with the Amended and Restated Facility Agreement be construed as being in all respect supplemental to the Agreement.

NOW IT IS HEREBY AGREED AS FOLLOWS:

1.	DEFINITIONS

1.01	In this Supplemental Agreement, unless the context otherwise requires, terms defined in the Agreement shall bear the same meaning when used herein. In addition, the Agreement means the Agreement as supplemented and amended by this Supplemental Agreement.

1.02	In this Supplemental Agreement, the following words and expressions shall have the meaning set opposite them below:

“Amended and Restated Facility Agreement”

means the Agreement as amended and restated by this Supplemental Agreement in the form set out in Schedule 1 (Form of Amended and Restated Facility Agreement).

“Effective Date”

means the date when (i) the transfer of ownership of the Borrower from the Parent Guarantor to KNOT Shuttle Tankers AS has occurred, (ii) the conditions listed in Clause 3.01 have been fulfilled and (iii) the Guarantors have acknowledged in writing the Agent’s notice of Effective Date.

2.	REPRESENTATION AND WARRANTIES

2.01	Each of the Borrower and the Guarantors represents and warrants to the Agent (on behalf of the Finance Parties) that the representations and warranties listed in chapter 16 in the Amended and Restated Facility Agreement are true and correct on the date hereof.

3.	CONDITIONS

3.01	The obligations of the Finance Parties to accept as from the Effective Date i.a. (i) KNOT Offshore Partners LP and KNOT Shuttle Tankers AS as new Guarantors and (ii) certain

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amendments to the financial covenants in the Agreement shall be subject to the condition that the Agent (on behalf of the Finance Parties) has received the following documents in form satisfactory to the Agent and its legal advisors (to the extent not satisfied as a condition precedent to the drawing under the Agreement):

(a)	This Supplemental Agreement duly executed by the parties hereto, and

(b)	The Certificate of incorporation or similar in respect of the Borrower, the Parent Guarantor and each of the Guarantors, and

(c)	The articles of association in respect of the Borrower, the Parent Guarantor and each of the Guarantors, and

(d)	The Partnership Agreement for KNOT Offshore Partners LP, and

(e)	A certificate of good standing for KNOT Offshore Partners LP, and

(f)	Resolutions from the board of directors of the Borrower in respect of this Supplemental Agreement and the Security Documents (if required), and

(g)	Resolutions from the board of directors of each of the Parent Guarantor and the Guarantors in respect of the Guarantees and this Supplemental Agreement, and

(h)	A copy of the certificate of incorporation and constitutional documents of KNOT Offshore Partners UK LLC and KNOT Offshore Partners GP LLC, and

(i)	A duly executed Compliance Certificate, and

(j)	Satisfactory evidence that KNOT Offshore Partners LP is the direct or indirect owner of 100 % of the shares and voting rights in the Borrower; and

(k)	Satisfactory evidence that KNOT Shuttle Tankers AS is the direct owner of 100 % of the shares and voting rights in the Borrower; and

(l)	A copy of the Sale Purchase Agreement entered into between the Parent Guarantor and KNOT Shuttle Tankers AS in respect of the shares in the Borrower; and

(m)	The Security Documents listed in the Agreement having been executed and registered (as applicable) with first priority in favour of the Agent, including but not limited to the following Security Documents:

(i)	the Share Pledge, and

(ii)	the Guarantees.

(n)	Evidence that:-

(i)	the Vessel is registered in the name of the Borrower in the Approved Registry,

(ii)	the Vessel is in the absolute and registered ownership of the Borrower,

(iii)	the Mortgage is registered against the Vessel in favour of the Agent with first priority, and

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(iv)	the Vessel complies with the ISM Code requirement set forth in Clause 17.8 of the Agreement, and

(o)	Such “Know Your Customer”- documents as the Lenders require for each of the Obligors; and

(p)	Favourable legal opinions as the Agent may require from the jurisdictions involved, including Norway and Marshall Islands.

3.02	Further, the obligation of the Lenders to accept the requests listed in Whereas C shall be subject to that the Borrower shall pay to the Agent (on behalf of the Finance Parties) on demand all costs, expenses and disbursements (including but not limited to legal fees and printing, publication and travelling expenses) incurred by the Finance Parties in negotiation, preparation and completion of this Supplemental Agreement and the Security Documents and the maintenance, protection and enforcement of any of their rights thereunder.

4.	TRANSFER OF GUARANTORS AND OWNERSHIP

4.01	With effect on and from the Effective Date and subject as aforesaid each of the parties to this Supplemental Agreement agree that:-

(a)	Each of KNOT Offshore Partners LP and KNOT Shuttle Tankers AS will execute new irrevocable, unconditional and on-demand guarantees in favour of the Agent on behalf of the Finance Parties and the Swap Banks and shall accede to the Agreement as Obligors.

(b)	KNOT Shuttle Tankers AS will execute a pledge of 100% of the shares in the Borrower in favour of the Agent on behalf of the Finance Parties and the Swap Banks.

(c)	Knutsen NYK Offshore Tankers AS shall be released as Parent Guarantor and Obligor under the Agreement.

(d)	Credit Agricole Corporate and Investment Bank shall cease to be Lender and Mandated Lead Arranger under the Agreement pursuant to a transfer certificate entered or to be entered into between Credit Agricole Corporate and Investment Bank and each of Nordea Bank Norge ASA and Skandinaviska Enskilda Banken AB (PUBL). The Lenders’ Commitment shall hereafter be as set out in Schedule 1 (Lenders and Commitments) in the Agreement.

5.	AMENDMENTS TO THE AGREEMENT

5.01	With effect on and from the Effective Date the Agreement shall be amended and restated as set out in Schedule 1 (Form of Amended and Restated Facility Agreement).

5.02	By construing references therein to “this Loan Agreement”, “this Agreement”, “herein”, “hereunder” and like terms, they shall be construed as if the same referred to the Agreement as amended hereby.

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5.03	Subject only to the modifications set out in this Supplemental Agreement, the Agreement shall remain in full force and effect and binding upon the Finance Parties, the Guarantors and the Borrower.

5.04	In the Security Documents, any reference to the Agreement shall mean the Agreement as supplemented and amended by this Supplemental Agreement. For the avoidance of doubt, each party agree that the Security Documents shall remain in full force and effect and continue to secure the Loans notwithstanding the terms of this Supplemental Agreement.

6.	APPLICABLE LAW

6.01	This Supplemental Agreement shall be governed by, and construed in accordance with Norwegian law. The Borrower, the Parent Guarantor, the Guarantors, the Mandated Lead Arrangers, the Bookrunners and the Lenders accept Oslo tingrett as venue.

IN WITNESS WHEREOF the parties hereto have caused this Supplemental Agreement to be duly executed the day and the year above written.

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EXECUTION PAGE

The Borrower:

KNUTSEN SHUTTLE TANKERS 14 AS

/s/ BJØRN SANDE URTEGAARD
Bjørn Sande Urtegaard Attorney-in-fact

Name in block letters

The Parent Guarantor:

KNUTSEN NYK OFFSHORE TANKERS AS

/s/ BJØRN SANDE URTEGAARD
Bjørn Sande Urtegaard Attorney-in-fact

Name in block letters

The Guarantor:

KNOT OFFSHORE PARTNERS LP

/s/ ARILD VIK

A. Vik

Name in block letters

The Guarantor:

KNOT SHUTTLE TANKERS AS

/s/ BJØRN SANDE URTEGAARD
Bjørn Sande Urtegaard Attorney-in-fact

Name in block letters

The Lenders and Mandated Lead Arrangers:

NORDEA BANK NORGE ASA	CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK

/s/ ERIK HOFFMANN-DAHL	/s/ ERIK HOFFMANN-DAHL
Erik Hoffmann-Dahl Attorney-in-fact	Erik Hoffmann-Dahl Attorney-in-fact
Name in block letters	Name in block letters

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DNB BANK ASA	SKANDINAVISKA ENSKILDA BANKEN AB (PUBL)

/s/ ERIK HOFFMANN-DAHL	/s/ ERIK HOFFMANN-DAHL
Erik Hoffmann-Dahl Attorney-in-fact	Erik Hoffmann-Dahl Attorney-in-fact
Name in block letters	Name in block letters

The Bookrunners:

NORDEA BANK NORGE ASA	DNB BANK ASA

/s/ ERIK HOFFMANN-DAHL	/s/ ERIK HOFFMANN-DAHL
Erik Hoffmann-Dahl Attorney-in-fact	Erik Hoffmann-Dahl Attorney-in-fact
Name in block letters	Name in block letters

The Agent:

NORDEA BANK NORGE ASA

/s/ ERIK HOFFMANN-DAHL
Erik Hoffmann-Dahl Attorney-in-fact
Name in block letters

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SCHEDULE 1

Form of Amended and Restated Facility Agreement

(To form part of this Supplemental Agreement as if set out in full herein)

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Dated 11 July 2011

as amended by a first supplemental agreement dated 5 October 2011,

a second supplemental agreement dated 23 January 2014 and

a third supplemental agreement dated 26 June 2014

AMENDED AND RESTATED

USD 117,000,000.-

TERM LOAN FACILITY AGREEMENT

between

KNUTSEN SHUTTLE TANKERS 14 AS

as Borrower

and

KNOT OFFSHORE PARTNERS LP

KNOT SHUTTLE TANKERS AS

as Guarantors

and

THE BANKS AND FINANCIAL INSTITUTIONS

listed in Schedule 1

as Lenders

and

DNB BANK ASA

NORDEA BANK NORGE ASA

SKANDINAVISKA ENSKILDA BANKEN AB (PUBL)

as Mandated Lead Arrangers

and

DNB NOR BANK ASA

NORDEA BANK NORGE ASA

as Bookrunners

and

NORDEA BANK NORGE ASA

as Agent

Relating to a USD 117,000,000.-

Term Loan Facility Agreement

“Hilda Knutsen”

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SCHEDULES		PAGE

(1)	Lenders and commitments

(2)	Conditions precedent documents

(3)	Form of Drawdown Notice

(4)	Form of Renewal Notice

(5)	Form of Compliance Certificate

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THIS AGREEMENT (the “Agreement”) is made the 11 July 2011 as amended by a first supplemental agreement dated 5 October 2011, a second supplemental agreement dated 23 January 2014 and third supplemental agreement dated 26 June 2014 (the “Third Supplemental Agreement”), between:

(1)	KNUTSEN SHUTTLE TANKERS 14 AS, P.O Box 2017, 5504 Haugesund, Norway, (organisation no 996 821 374) as borrower (the “Borrower”);

(2)	KNOT OFFSHORE PARTNERS LP, with registered address at Trust Company Complex, Ajeltake Island, Ajeltake Road, Majuro, Marshall Islands MH96960 and executive office at 2 Queen’s Cross, Aberdeen, Aberdeenshire AB15 4YB, United Kingdom, and

KNOT SHUTTLE TANKERS AS, P.O Box 2017, 5504 Haugesund, Norway, (organisation no 998 942 829) as guarantors (together the “Guarantors”);

(3)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 1 as lenders (the “Lenders”);

(4)	DNB BANK ASA, P.O.Box 7100 Sentrum. 5020 Bergen, Norway, NORDEA BANK NORGE ASA, P.O.Box 1166 Sentrum, 0107 Oslo, Norway (organisation no 911 044 110) and SKANDINAVISKA ENSKILDA BANKEN AB (PUBL), P.O. Box 1843 Vika, Filipstad Brygge 1 NO-0123 Oslo, Norway as mandated lead arrangers (the “Mandated Lead Arrangers”);

(5)	DNB BANK ASA, P.O.Box 7100 Sentrum. 5020 Bergen, Norway, NORDEA BANK NORGE ASA, P.O.Box 1166 Sentrum, 0107 Oslo, Norway (organisation no 911 044 110), as bookrunners (the “Bookrunners”), and

(6)	NORDEA BANK NORGE ASA, P.O.Box 1166 Sentrum, 0107 Oslo, Norway (organisation no 911 044 110) as agent (the “Agent”).

IT IS HEREBY AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement and the preamble hereof;

“Approved Register”

means the Norwegian International Ship Register, the UK Ship Register or a ship register to be approved by the Lenders.

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“Approved Shipbrokers”

means R.S. Platou Shipbrokers A.S, Fearnleys, Lorentzen & Stemoco, Clarkson, Nordic Shipping and any other shipbroker(s) the Lenders may approve.

“Borrowings”

means, at any time, the aggregate outstanding principal, capital or nominal amount (and any fixed or minimum premium payable on prepayment or redemption) of any indebtedness of members of the MLP Group for or in respect of:

(i)	moneys borrowed and debit balances at banks or other financial institutions;

(ii)	any acceptances under any acceptance credit or bill discount facility (or dematerialised equivalent);

(iii)	any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(iv)	any Finance Lease;

(v)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis and meet any requirements for de-recognition under NORGAAP or USGAAP (as relevant));

(vi)	any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of an underlying liability of an entity which is not a member of the MLP Group which liability would fall within one of the other paragraphs of this definition;

(vii)	any amount raised by the issue of shares which are redeemable (other than at the option of the issuer) before the Final Maturity Date or are otherwise classified as borrowings under the NORGAAP or USGAAP (as relevant);

(viii)	any amount of any liability under an advance or deferred purchase agreement if (A) one of the primary reasons behind the entry into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question, or (B) the agreement is in respect of the supply of assets or services and payment is due more than ninety (90) days after the date of supply;

(ix)	any amount raised under any other transaction (including any forward sale or purchase agreement, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under NORGAAP or USGAAP (as relevant); and

(x)	(without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (i) to (ix) above.

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“Break Costs”

means the amount (if any) by which:

(a)	the interest (excluding Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in the Loan to the last day of the current Interest Period in respect of the Loan, had the principal amount received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount received by it on deposit with a leading bank in the relevant interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day”

means a day upon which banks and foreign exchange markets are open for business of the nature required by this Agreement in Oslo, Amsterdam, London and New York.

“Cash and Cash Equivalents”

means, at any time, the aggregate amount of:

(i)	cash in hand or on deposit with any bank or financial institution;

(ii)	2/3 of the available facility in respect of the revolving facility in the amount of up to USD 20,000,000.- under the KNOT Facility Agreement; and

(iii)	cash equivalents (as reported in accordance with NORGAAP or USGAAP (as relevant)),

to which any member of the MLP Group is alone (or together with another member of the MLP Group) beneficially entitled at that time and which is not issued or guaranteed by a member of the MLP Group or subject to any security (other than Security arising under the Security Documents).

“Charterer”

means Eni Trading and Shipping S.P.A.

“Charterparty”

means the time charterparty dated 26 April 2011 entered into between the Charterer and the Borrower with a period of 60 months from the Delivery Date at a minimum net t/c-rate of USD 61,225.- per day.

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“Charterparty Assignment”

means a first priority assignment of the Charterparty executed or to be executed by the Borrower in favour of the Agent (on behalf of the Finance Parties and the Swap Banks) as security for the Finance Documents and the Swap Agreements, in the terms and form as the Agent may require.

“Commitment”

means, in relation to a Lender, the amount set opposite its name in Schedule 1 to the extent not cancelled, reduced or transferred under this Agreement.

“Compliance Certificate”

means a certificate to be issued by the CFO of the Borrower and each of the Guarantors in respect of financial covenants, in the terms and form as set out in Schedule 5 (Form of Compliance Certificate).

“Current Assets”

means the aggregate value of the MLP Group’s (on a consolidated basis) or the Borrower’s (as the case may be) assets, which are treated as current assets in accordance with NORGAAP or USGAAP (as relevant).

“Current Liabilities”

means the aggregate amount of the MLP Group’s (on a consolidated basis) or the Borrower’s (as the case may be) liabilities, which are treated as current liabilities in accordance with NORGAAP or USGAAP (as relevant), but excluding instalments on long-term debt and Finance Leases which fall due during the next twelve months.

“Deed of Covenants”

means a deed of covenants collateral to the Mortgage executed by the Borrower in respect of the Mortgage, in the terms and form as the Agent on behalf of the Lenders may require.

“Default”

means an Event of Default or an event which, with the giving of notice, lapse of time, or fulfilment of any other applicable condition (or any combination of the foregoing), might constitute an Event of Default.

“Delivery Date”

means 5 August 2013.

“Earnings”

means all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Borrower, and which arise out of the use of the Vessel, including (but not limited to):

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(a)	all freight, hire and passage moneys payable to the Borrower, including (without limitation) payments of any nature under any charter or agreement for the employment, use, or possession of the Vessel;

(b)	any claim under any guarantees related to freight and hire payable to the Borrower as a consequence of the use of the Vessel;

(c)	compensation payable to the Borrower in the event of any requisition of the Vessel or for the use of the Vessel by any government authority or other competent authority;

(d)	remuneration for salvage, towage and other services performed by the Vessel payable to a Borrower;

(e)	demurrage and retention money receivable by the Borrower in relation to the Vessel;

(f)	all moneys which are at any time payable under the Insurances in respect of loss of earnings;

(g)	if and whenever the Vessel is employed on terms whereby any moneys falling within paragraph (a) to (f) above are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to the Vessel; and

(h)	any other money whatsoever due or to become due to the Borrower from third parties in relation to the Vessel, or otherwise.

“Earnings Account”

means the Borrower’s account no 6015.04.44244 with the Agent.

“EBITDA”

means, in respect of any Relevant Period, earnings before interest, taxation, depreciation and amortisation, not taking into account any exceptional or extraordinary items.

“Effective Date”

means the effective date as set out in Clause 1.02 in the Second Supplemental Agreement.

“Event of Default”

means any of the events specified as such in Clause 18 (Default).

“Factoring Agreement”

means an agreement including a declaration of pledge entered or to be entered into between the Borrower and the Agent (on behalf of the Finance Parties and the Swap Banks) whereby the Borrower pledges to the Agent on behalf of the Finance Parties all claims arising from the Borrower’s business operation as security for the Finance Documents and Swap Agreements, in the terms and form as the Agent may require.

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“Final Maturity Date”

means the date falling the earlier of (i) 60 months after the Delivery Date and (ii) 30 December 2018.

“Finance Charges”

means, for any Relevant Period, the aggregate amount of the accrued interest in respect of Borrowings paid or payable by any member of the MLP Group (calculated on a consolidated basis) in cash in respect of that Relevant Period:

(i)	including the interest (but not the capital) element of payments in respect of Finance Leases;

(ii)	including any commission, fees, discounts and other finance payments payable by (and deducting any such amounts payable to) any member of the MLP Group under any interest rate hedging arrangement; and

(iii)	excluding any capitalised interest in respect of any Subordinated Loan,

and so that no amount shall be added (or deducted) more than once.

“Finance Documents”

means this Agreement and the Security Documents.

“Finance Lease”

means any lease or hire purchase contract which would, in accordance with NORGAAP or USGAAP (as relevant), be treated as a finance or capital lease.

“Finance Parties”

means the Agent, the Mandated Lead Arrangers and the Lenders.

“Financial Indebtedness”

means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with NORGAAP or USGAAP (as relevant), be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

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(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the market to market value shall be taken into account); and

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution.

“General Partner”

means KNOT Partners GP LLC, a company incorporated under the laws of the Marshall Islands and having its registered office at 2 Queen’s Cross, Aberdeen, Aberdeenshire, AB15 4YB, United Kingdom being the general partner in KNOT Offshore Partners LP.

“Guarantees”

means the irrevocable and unconditional on-demand guarantees issued by each of the Guarantors, as security for the Borrower’s obligations under this Agreement.

“Guarantors”

means KNOT Offshore Partners LP and KNOT Shuttle Tankers AS.

“Insurances Assignment”

means a first priority assignment executed or to be executed by the Borrower in favour of the Agent (on behalf of the Finance Parties and the Swap Banks), whereby the Borrower assigns the benefits of all insurances taken out related to the Vessel as security for the Finance Documents and the Swap Agreements, in the terms and form as the Agent may require.

“Interest Payment Day”

means the last day of each Interest Period.

“Interest Period”

means each period determined in accordance with Clause 8.

“KNOT Facility Agreement”

means the USD 240,000,000 term loan facility agreement entered into or to be entered into between i.a. KNOT Shuttle Tankers 18 AS, KNOT Shuttle Tankers 17 AS and Knutsen Shuttle Tankers 13 AS as borrowers, the Guarantors as guarantors and the financial institutions listed in schedule 1 thereto as original lenders and Nordea Bank Norge ASA as agent.

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“LIBOR”

means for any Interest Period:

(a)	the rate per annum equal to the offered quotation for deposits in USD ascertained by the Agent to be the rate established by the British Bankers’ Association and appearing on the, Reuters LIBO 01 published or reported by Reuters through its monitor service or any equivalent successor to such service at or about 11:00 a.m. (London time) on the applicable Quotation Date; or

(b)	if no such rate is available, the rate per annum at which the Agent in accordance with its normal practise is able to acquire USD for comparable borrowings for the relevant Interest Period in the London Interbank Euro-currency Market at about 11:00 a.m. (London time) on the applicable Quotation Date, as conclusively certified by the Agent to the Borrower.

“Limited Partnership Agreement”

means the partnership agreement dated 15 April 2013 in respect of the limited partnership KNOT Offshore Partners LP.

“Loan”

means an amount of up to USD 117,000,000.-.

“Loan Period”

means the period commencing on the date of this Agreement and ending on the day the Loan and all amounts outstanding under this Agreement have been indefeasibly and in full repaid to the Lenders.

“Majority Lenders”

means, at any time, Lenders whose participation in the Loan aggregate at least 66 2/3 per cent at any relevant time.

“Management Agreement”

means a management agreement to be entered into between the Borrower and the Manager in a form and substance acceptable to the Agent.

“Manager”

means KNOT Management AS, Smedasundet 40, P.O.Box 2017, 5501 Haugesund (enterprise no 996 124 916).

“Manager Subordination Letter”

means a letter from the Manager to the Agent in a form and substance required by the Lenders in which the Manager agrees, inter alia, to subordinate all claims against the Borrower to the Borrower’s obligation to repay the Loan and any other amount owing to the Lenders under this Agreement.

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“Margin”

means 2.50 % per annum.

“Market Value”

means with respect to the Vessel, the fair market value of the Vessel in USD determined by calculating the arithmetic mean of two independent valuations of the Vessel obtained from two Approved Shipbrokers. Such valuations to be made – on charter free basis - with or without physical inspection of the Vessel (as the Agent may require), on the basis of a sale for prompt delivery for cash at arm’s length on normal commercial terms as between a willing buyer and seller. If the two valuations differ by a margin of over 10%, then a third Approved Shipbroker shall provide a valuation and the fair market value shall be the authentic mean of the three valuations. All valuations shall be at the Borrower’s cost.

“Material Adverse Effect”

means, in the reasonable opinion of any of the Lenders, a material adverse effect on:

(a)	the financial condition, property assets, nature of assets, operations, liabilities, condition (financial or otherwise) or prospects of any of the Obligors or the MLP Group (on a consolidated basis); or

(b)	the ability of any Obligor to perform and comply with its obligations under the Finance Documents; or

(c)	the validity, legality or enforceability of the Finance Documents; or

(d)	the rights or remedies of the Lenders under the Finance Documents.

“MLP Group”

means KNOT Offshore Partners LP and its Subsidiaries.

“Mortgage”

means a first priority UK ship mortgage over the Vessel in the amount of USD 140,400,000.- executed by the Borrower in favour of the Agent (on behalf of the Finance Parties and the Swap Banks), substantially in the terms and form as the Agent on behalf of the Lenders may require.

“NOK”

means the lawful currency for the time being of the Kingdom of Norway.

“NORGAAP”

means the Norwegian accounting requirements, practices and regulations as set out in the Norwegian Accounting Act of 17 July 1998 no. 56, and as recommended by the guidelines and standards from time to time issued by Norsk Regnskapsstiftelse, and the regulations and guidelines of the IFRS (if relevant) (all as amended or supplemented from time to time).

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“Obligors”

means, collectively, the Borrower and the Guarantors.

“Party”

means a party to this Agreement.

“Pledge of Account”

means a first priority pledge of the Earnings Account entered or to be entered into between the Borrower and the Agent (on behalf of the Finance Parties and the Swap Banks), in the terms and form as the Agent may require.

“Quotation Date”

means, in relation to any Interest Period, the Business Day on which quotations would ordinarily be given in the London Interbank Euro-currency Market for USD deposits for delivery on the first day of that Interest Period.

“Relevant Period”

means each period of twelve (12) months ending on or about the last day of the financial year of the relevant Obligor and each period of twelve (12) months ending on or about the last day of each financial quarter of the relevant Obligor.

“Renewal Notice”

means a request made by the Borrower for renewal of the Loan, substantially in the form set out in Schedule 4 (Form of Renewal Notice).

“Repayment Date”

means a date for repayment of an instalment as determined according to Clause 6.1 (Repayment).

“Restricted Party”

means a person:

(i)	that is listed on any Sanctions List (whether designated by name or by reason of being included in a class of person);

(ii)	that is domiciled, registered as located or having its main place of business in, or is incorporated under the laws of, a country which is subject to Sanctions Laws;

(iii)	that is directly or indirectly owned or controlled by a person referred to in (i) and/or (ii) above; or

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(iv)	with which any Lender is prohibited from dealing or otherwise engaging in transactions with by any Sanctions Laws.

“Sanctions Authority”

means the Norwegian State, the United Nations, the European Union, the member states of the European Union, the United States of America and any authority acting on behalf of any of them in connection with Sanctions Laws, including, without limitation, the Office of Foreign Assets Control of the US Department of Treasury (“OFAC”), the United States Department of State and Her Majesty’s Treasury (“HMT”).

“Sanctions Laws”

means the economic or financial sanctions laws and/or regulations, trade embargoes, prohibitions, restrictive measures, decisions, executive orders or notices from regulators implemented, adapted, imposed administered, enacted and/or enforced by any Sanctions Authority.

“Sanctions List”

means any list of persons or entities published in connections with Sanctions Laws by or on behalf of any Sanctions Authority, including, without limitation, the “Specially Designated Nationals and Blocked Persons” list maintained by OFAC, the “Consolidated List of Financial Sanctions Targets”, maintained by HMT.

“Security Documents”

means the documents referred to in Clause 11 (Security) and all or any documents having the effect of conferring security granted or entered into by the Obligors in favour of or with the Agent (on behalf of the Finance Parties and the Swap Banks) as security for the Borrower’s obligation under the Finance Documents and the Swap Agreements.

“Security Interest”

means any mortgage, pledge, lien, charge (whether fixed or floating), assignment by way of security, finance lease, sale-and-repurchase or sale-and-leaseback arrangement, sale of receivables on a recourse basis or security interest or any other agreement or arrangement having the effect of conferring security, except for liens arising solely by operation of law and/or in the ordinary course of business securing amounts not more than 30 days overdue.

“Shares”

means all the shares in the Borrower.

“Share Pledge”

means a first priority share pledge in the Shares, executed or to be executed by KNOT Shuttle Tankers AS in favour of the Agent (on behalf of the Finance Parties and the Swap Banks) as security for the Finance Documents and the Swap Agreements in the terms and form as the Agent may require.

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“Sponsor”

means Knutsen NYK Offshore Tankers AS, P.O Box 2017, 5504 Haugesund, Norway, (organisation no 995 221 713).

“Subordinated Loan”

means any loan made by a member of the MLP Group to the Borrower which is subordinated to the rights of the Finance Parties under the Finance Documents on terms acceptable to the Lenders.

“Subsidiary”

means an entity of which a person has direct or indirect control or owns directly or indirectly more than 50 per cent of the voting capital or similar right of ownership, and control for this purpose means the power to direct the management and the policies of the entity whether through the ownership of voting capital, by contract or otherwise.

“Swap Agreements”

means an agreement or agreements to be entered into by any of the Swap Banks and the Borrower for the purpose of interest and currency swap transactions related to the Loan and any contract or transaction made thereunder.

“Swap Banks”

means Nordea Bank Finland Plc., the Mandated Lead Arrangers or any of them.

“Swap Banks Subordination Statement”

means a statement executed or to be executed by the Swap Banks in favour of the Finance Parties, subordinating the Swap Banks’ rights under the Security Documents to the Finance Parties’ rights.

“Tax on Overall Net Income”

of a Lender shall be construed as a reference to tax imposed on that Lender by the jurisdiction under the laws of which it has been incorporated or in which it is located on (i) the net income, profits or gains of that Lender world wide or (ii) such of the net income, profits or gains of that Lender as are considered to arise in or to relate to or are taxable in that jurisdiction.

“Taxes”

includes any present or future taxes, levies, duties, imposts, withholdings, deductions, fees or charges of any nature, together with interest thereon and penalties in respect thereof, and “tax” and “taxation” shall be construed accordingly.

“Total Assets”

means the aggregate book value of those assets which, according to NORGAAP or USGAAP (as relevant), shall be included as assets in the balance sheet.

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“Total Commitment”

means the aggregate of the Lenders’ Commitments.

“Total Equity”

means book equity.

“Total Loss”

means

(a)	the actual, constructive, compromised, agreed, arranged or other total loss of the Vessel

(b)	the Vessel being rendered permanently unfit for use and

(c)	any hijacking, theft, condemnation, capture, seizure, destruction, abandonment, arrest, expropriation, confiscation, requisition or acquisition of the Vessel, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a governmental or official authority unless it is within one (1) month from the Total Loss Date redelivered to the full control of any of the Obligors.

“Total Loss Date”

means;

(a)	in the case of an actual loss of the Vessel, the date on which it occurred or, if that is unknown, the date when the Vessel was last heard of;

(b)	in the case of a constructive, compromised or agreed total loss of the Vessel, the earlier of: (a) the date on which a notice of the abandonment is given to the insurers; and (b) the date of any compromise, arrangement or agreement made by or on behalf of the Borrower with the Vessel’s insurers pursuant to which the insurers agree to treat the Vessel as a total loss; and

(c)	in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Lenders that the event constituting the total loss occurred.

“Transaction Documents”

means this Agreement, the Security Documents, the Manager Subordination Letter, the Swap Agreements, the Charterparty and the agreements or documents contemplated herein or therein.

“USD”

means the lawful currency for the time being of the United States of America.

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“US GAAP”

means accounting principles generally accepted in the United States of America.

“Vessel”

means the 123,000 dwt Suezmax shuttle tanker, “Hilda Knutsen”.

“Working Capital”

means, on any date, Current Assets less Current Liabilities.

1.2	Construction

(a)	The index to and the headings in this Agreement are for convenience only and are to be ignored in construing this Agreement.

(b)	Words importing the singular shall (unless the contrary intention appears) include the plural and vice versa.

(c)	A Clause or a Schedule respectively is a reference to a clause of or schedule to this Agreement.

(d)	A provision of law is a reference to that provision as amended or re-enacted, and to any regulations made by the appropriate authority pursuant to such law.

(e)	References to any document are to be construed as references to such documents as amended or supplemented from time to time, but without prejudice to the Borrower’s obligations to obtain necessary consent in respect of such amendment or supplement.

2.	THE COMMITMENT AND NATURE OF OBLIGATIONS

2.1	Commitment

Subject to the terms of this Agreement the Lenders will continue to grant the Borrower a secured term loan facility of an aggregate maximum amount up to USD 109,687,500.-.

2.2	Nature of rights and obligations of the Lenders

(a)	The obligations of the Lenders under this Agreement are several. Failure of a Lender to carry out its obligations under this Agreement shall not relieve any other party hereto of any of its obligations under this Agreement. No Lender shall be responsible for the obligations of any other Lender hereunder.

(b)	The rights of each Lender under this Agreement are separate and independent rights.

3.	PURPOSE

(a)	The purpose of the Loan is to assist the Borrower in the part-financing of the Vessel.

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(b)	Without affecting the obligations of the Borrower in any way, no Finance Party is bound to monitor or verify the application of any amounts drawn under this Agreement.

4.	CONDITIONS PRECEDENT

4.1	Documentary conditions precedent

The obligations of each Lender to continue to make the Loan available hereunder shall be subject to the condition precedent that the Agent has notified the Borrower and the Lenders that it has received all the documents set out in Clause 3.01 in the Second Supplemental Agreement (Conditions) in a form, content and substance satisfactory to the Agent.

4.2	Further conditions precedent

The obligation of each of the Lenders to continue to participate in the Loan is subject to the further conditions precedent that on the Effective Date:

(a)	the representations and warranties in Clause 16 (Representations and warranties) deemed to be repeated on those dates are correct and not misleading, unless otherwise informed to the Agent in writing and, if not permitted under this Agreement, waived by the Lenders prior to such dates; and

(b)	no Default is outstanding.

4.3	Waiver of conditions precedent

The conditions specified in this Clause 4 (Conditions Precedent) are solely for the benefit of the Finance Parties and may be waived on their behalf in whole or in part and with or without conditions by the Agent (acting on the instructions of all the Lenders unless it is a non-material matter of administrative or technical character where the Agent may act in its sole discretion). The Finance Parties shall be notified by the Agent of a waiver granted pursuant to this Clause 4.

5.	DRAWDOWN

5.1	Drawdown Notice

Intentionally left blank.

6.	REPAYMENT

6.1	Repayment

(a)	Without prejudice to the Lenders’ rights under this Agreement, the Loan shall be repaid by seventeen consecutive quarterly instalments each in the amount of USD 2,437,500.-, the first instalment falling due 22 July 2014, and down to a final instalment of maximum USD 68,250,000.- falling due simultaneously with the 17th instalment.

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(b)	The Borrower shall have the option to notify the Lenders within 30 June 2014 to prepay USD 20,500, 571.64 of the Loan, in which case the repayment profile of the Loan shall be amended accordingly. If such prepayment takes place, the Loan shall be repaid by seventeen equal consecutive quarterly instalments of USD 1,231,584.-, the first instalment falling due 22 July 2014, down to a final instalment of maximum USD 68,250,000.- falling due simultaneously with the 17th instalment.

6.2	Final Maturity Date

On the Final Maturity Date the Borrower shall pay to the Agent on behalf of the Lenders all amounts then outstanding under the Loan, together with all other sums due and outstanding under the Finance Documents at such date (if any).

7.	PREPAYMENT

7.1	Voluntary prepayment and cancellation

(a)	The Borrower may, by giving not less than ten (10) Business Days prior written notice to the Agent, prepay the Loan in whole or in part on any Business Day subject to Break Costs, if any in an amount being a minimum of USD 5,000,000.- and an integral multiple of USD 1,000,000.- in each case.

(b)	The Borrower may, by giving not less than ten (10) Business Days prior written notice to the Agent without penalty, cancel the whole or any undrawn part of the Total Commitment, but if in part, in an amount being a minimum of USD 5,000,000.-. Any such cancellation shall reduce each Lender’s Commitment on a pro rata basis.

7.2	Additional right of prepayment

If: -

(a)	the Borrower is required to pay to a Lender any additional amounts under Clause 12 (Taxes); or

(b)	the Borrower is required to pay to a Lender any amount under Clause 14 (Increased costs);

then, without prejudice to the obligations of the Borrower under those Clauses, the Borrower may, subject to Clause 7.5 (Miscellaneous provisions) and 22.2 (Other indemnities) whilst the circumstances continue, serve a notice of prepayment and cancellation on that Lender through the Agent. On the date falling five Business Days after the date of service of the notice: -

(a)	the Borrower shall prepay that Lenders’ participation in the Loan; and

(b)	that Lenders’ undrawn participation in the Commitment (if any) shall be cancelled.

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7.3	Mandatory prepayment due to a sale, Total Loss or the Charterparty

Upon;

(a)	termination of or material changes to the Charterparty; or

(b)	a sale of the Vessel (after the Lenders’ written consent); or

(c)	a Total Loss;

then all amounts outstanding on this Agreement shall be due and payable and be immediately repaid in full. Any part of the Loan not drawn shall be cancelled.

7.4	Mandatory prepayment Market Value

If the Market Value falls below 110%, 120% or 125% (as the case may be according to Clause 17.21) of the Loan at any time, the Borrower shall, unless otherwise agreed with the Agent (on behalf of the Finance Parties) within 30 days after being notified in writing by the Agent of such non-compliance, either:

a)	prepay the Loan or a part of the Loan (as the case may be); or

b)	provide the Lenders with such additional security, in form and substance satisfactory to the Majority Lenders (it being agreed that cash collateral comprised of USD is satisfactory and that it shall be valued at par), required to restore the aforesaid ratio.

7.5	Miscellaneous provisions

(a)	Any notice of prepayment under this Agreement is irrevocable and shall specify the date on which the prepayment is to become effective and the amount to be prepaid. The Agent shall notify the Lenders promptly of receipt and contents of any such notice.

(b)	All prepayments under this Agreement shall be made together with accrued interest on the amount prepaid and any amounts due in respect of such prepayment under Clause 22.2 (Other indemnities).

(c)	An amount prepaid or cancelled pursuant to this Clause 7 may not be drawn or reinstated again.

(d)	Any amount prepaid shall be applied as payment of the remaining instalments on a pro rata basis.

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8.	INTEREST PERIODS

8.1	Duration and selection

(a)	The Borrower shall, by serving the Renewal Notice to the Agent not later than 10:00 a.m. (London time) five Business Days before the beginning of each Interest Period, specify the duration of that Interest Period. The Renewal Notice shall constitute a representation and warranty to the effect that, on the date of that notice, the representations and warranties in Clause 16 remain true and correct and that no Default has occurred and is continuing or is threatening.

(b)	Subject to the following provisions of this Clause 8, each Interest Period shall be for a period of three or six months, or such other period acceptable to the Lenders.

(c)	If the Borrower fails to select an Interest Period in accordance with paragraphs (a)- (b) above, that Interest Period will, subject to the other provisions of this Clause 8, be three (3) months.

8.2	Non-Business Days

If an Interest Period would end on a day which is not a Business Day, that Interest Period shall instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

8.3	No overrunning

If an Interest Period for the Loan at any time would otherwise overrun a Repayment Date, it shall be shortened so that it ends on the Repayment Date for a portion of the Loan corresponding to the amount of the Loan to be repaid on that Repayment Date.

8.4	Notification

The Agent shall notify the Lenders of the duration of each Interest Period promptly after ascertaining its duration.

9.	INTEREST

9.1	Payment of interest

The Borrower shall pay interest on the Loan at the rate per annum determined by the Agent to be the aggregate of:

(i)	The Margin; and

(ii)	LIBOR.

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9.2	Due dates

(a)	Except as otherwise provided in this Agreement, accrued interest on the Loan is payable by the Borrower on the last day of each Interest Period.

(b)	If the Interest Period is longer than three (3) months, accrued interest shall be paid every three (3) months during that Interest Period and on the last day of that Interest Period.

9.3	Default interest

If an Event of Default has occurred and is continuing and the Agent has given notice to the Borrower, the Borrower shall pay interest from such date notice is given to be the aggregate sum of 2.0 per cent per annum and the Margin plus the documented costs the Lenders will incur in financing such sums for such periods as the Lenders shall determine. Interest under this Clause 9.3 shall be payable by the Borrower upon written demand from the Agent.

9.4	Notification

The Agent shall promptly notify each relevant Party of the determination of a rate of interest under this Agreement.

9.5	Effective Interest Rate

It is not possible to calculate the effective interest rate on this Agreement in advance. The Lenders are nevertheless, according to the Finance Contracts Act (Finansavtaleloven) obliged to give a representative example. LIBOR for six months was at 6 July 2011 0,25 % per annum. Provided unaltered LIBOR and Margin for the duration of the Loan, the effective interest rate will be 2,92 % for the Loan.

9.6	Break Costs

(a)	The Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of the Loan being paid by the Borrower on a day other than the last day of an Interest Period for the Loan.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

10.	PAYMENTS

10.1	Place

All payments by the Borrower or a Lender under this Agreement shall be made to the Agent to its account at such office or bank as it may notify to the Borrower or such Lender for this purpose.

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10.2	Funds

Payments under this Agreement to the Agent shall be made for value on the due date at such times and in such funds as the Agent may specify to the Party concerned as being customary at the time for the settlement of transactions in the relevant currency in the place for payment.

10.3	Distribution

(a)	Each payment received by the Agent under this Agreement for another Party shall, subject to paragraphs (b) and (c) below, be made available by the Agent to that Party by payment (on the date and in the currency and funds of receipt) to its account with such office or bank as it may notify to the Agent for this purpose by not less than five Business Days prior written notice. In case of payment by the Agent to the Lenders under this Agreement each Lender shall receive an amount corresponding to its respective Commitment related to the Total Commitment.

(b)	The Agent may apply any amount received or held by it for the Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Borrower under this Agreement or in or towards the purchase of any amount of any currency to be so applied.

(c)	Where a sum is to be paid to the Agent under this Agreement for distribution to another Party, the Agent is not obliged to pay that sum to that Party until it has established that it has actually received that sum. The Agent may, however, assume that the sum has been paid to it in accordance with this Agreement and, in reliance on that assumption, make available to that Party a corresponding amount. If the sum has not been made available but the Agent has paid a corresponding amount to another Party and the Party liable does not forthwith on demand pay such amount to the Agent together with interest on that amount from the date of payment to the date of receipt, calculated at a rate determined by the Agent to reflect its cost of funds, that Party shall forthwith on demand by the Agent refund such amount to the Agent together with interest on such amount calculated as above.

10.4	Currency

(a)	Any amount payable under this Agreement is, except as otherwise provided in this Agreement, payable in USD.

(b)	Amounts payable in respect of costs, expenses, taxes and the like are payable in the currency in which they are incurred.

10.5	Set-off and counterclaim

All payments made by the Borrower under this Agreement shall be made without set-off or counterclaim.

10.6	Non-Business Days

If a payment under this Agreement is due on a day which is not a Business Day, the due date for that payment shall instead be the next Business Day in the same calendar month provided that (i) if there is no next Business Day in the same calendar month or (ii) if the day on which that payment was otherwise due was the Final Maturity Date, the due date for that payment shall instead be the preceding Business Day.

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10.7	Partial payments

If the Agent receives a payment insufficient to discharge all the amounts then due and payable by the Borrower under this Agreement and the Swap Agreements, the Agent shall apply that payment towards the discharge of the obligations of the Borrower under this Agreement in the following order:

(a)	firstly, in or towards payment pro rata of any unpaid costs and expenses of the Agent under this Agreement;

(b)	secondly, in or towards payment pro rata of any accrued fees due but unpaid under Clause 20 (Fees);

(c)	thirdly, in or towards payment pro rata of any accrued interest under this Agreement;

(d)	fourthly, in or towards payment pro rata of any principal due from the Borrower but unpaid under this Agreement; and

(e)	fifthly, in or towards payment pro rata of any other sum due but unpaid under this Agreement

(f)	sixthly in or towards payment pro rata of any other sum due but unpaid under the Swap Agreements

11.	SECURITY

11.1	Security

The Borrower’s obligations under the Finance Documents, including without limitation the obligation to repay the Loan together with all unpaid interest, default interest, commissions, charges, expenses and any derived liability whatsoever of the Borrower in connection with the Finance Documents shall be secured as follows:

(i)	the Mortgage;

(ii)	the Insurances Assignment;

(iii)	the Charterparty Assignment;

(iv)	the Factoring Agreement;

(v)	the Guarantees;

(vi)	the Pledge of Accounts;

(vii)	the Share Pledge.

11.2	Swap Agreements

The Lenders will, subject to the Swap Banks Subordination Statement allow the Swap Banks to participate in the Security Documents on a subordinated basis.

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11.3	Set-off

Following the occurrence of an Event of Default, the Agent (acting on its own behalf and on behalf of the Finance Parties) and each of the Finance Parties individually (acting on its own behalf and on behalf of the Agent and the other Finance Parties) shall to the extent permitted by applicable law, have a separate right of set-off in respect of any credit balance, in any currency, on any account the Borrower might have with the Agent and each of the Finance Parties individually (branches included) against any sum due to the Agent and the Finance Parties under any Finance Document.

12.	TAXES

All payments by the Borrower under this Agreement shall be made free and clear of and without deduction for or on account of any taxes, except to the extent that the Borrower is required by law to make payment subject to any taxes. If by requirement of law any tax or amounts in respect of tax must be deducted or withheld from any amounts payable or paid by the Borrower, or paid or payable by the Agent to a Lender, under this Agreement, the Borrower (or the Agent, if required) shall pay such tax to the relevant authority and the Borrower shall pay such additional amounts as may be necessary to ensure that the relevant Lender receives (free from any liability in respect of any such deduction or withholding) a net amount equal to the full amount which it would have received had payment not been made subject to tax or other deduction. The Borrower shall promptly deliver to the Agent any receipts, certificates or other proof evidencing the amounts paid or payable in respect of any deduction or withholding as aforesaid.

13.	MARKET DISRUPTION

13.1	Market Disruption

(a)	If a Market Disruption Event occurs in relation to the Loan for any Interest Period, then the rate of interest on each Lender’s share of the Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin;

(ii)	the rate notified to the Agent by that Lender as soon as practicable and in any event by close of business on the date falling 10 Business Days after the Quotation Day (or, if earlier, on the date falling 20 Business Days prior to the date on which interest is due to be paid in respect of that Interest Period), to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select.

(b)	In this Agreement “Market Disruption Event” means:

(i)	at or about noon on the Quotation Day for the relevant Interest Period LIBOR is not available; or

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(ii)	before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 50 per cent of that Loan) that the cost to it of funding its participation in the Loan from whatever source it may reasonably select would be in excess of LIBOR.

13.2	Alternative basis of interest or funding

(a)	If a Market Disruption Event occurs and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders, be binding on all Parties.

14.	INCREASED COSTS

14.1	Increased costs

(a)	Subject to Clause 14.2 (Exceptions) and the relevant Lender notifying the Borrower of any event referred to below promptly upon becoming aware thereof, the Borrower shall, promptly after demand by a Lender, pay to that Lender the amount of any increased cost relating to this Agreement incurred by it as a result of:

(i)	any change in, or any change in the interpretation or application by any competent authority of, any relevant law or regulation after the date of this Agreement (including but not limited to any law or regulation relating to taxation, or reserve asset, special deposit, cash ratio, liquidity or capital adequacy requirements or any other form of banking or monetary control); or

(ii)	Compliance with any regulation made by a competent authority of the jurisdiction in which it is incorporated and/or in which its principal office is located after the date of this Agreement, (including but not limited to any law or regulation relating to taxation, or reserve asset, special deposit, cash ratio, liquidity or capital adequacy requirements or any other form of banking or monetary control).

(b)	In this Agreement “increased cost” means:

(i)	an additional cost incurred by a Lender as a result of the Lender having entered into, or performing, maintaining or funding its obligations under this Agreement; or

(ii)	that portion of an additional cost incurred by a Lender as a result of the Lender making, funding or maintaining all or any advances comprised in a class of advances formed by or including its participation in the Loan made or to be made under this Agreement as is attributable to it making, funding or maintaining those participations; or

(iii)	a reduction in any amount payable to a Lender; or

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(iv)	the amount of any payment made by a Lender, or the amount of any interest or other return foregone by a Lender, calculated by reference to any amounts received or receivable by that Lender from the Agent or the Borrower under this Agreement, all as certified by the relevant Lender, such certificate to set out in reasonable detail the circumstances giving rise to the claim for payment of increased costs and the calculations of the amount claimed and shall be conclusive evidence, save for manifest error, of the amount due from the Borrower.

14.2	Exceptions

Clause 14 (Increased costs) does not apply to any increased cost:

(a)	provided for by the operation of Clause 12 (Taxes); or

(b)	attributable to any change in the rate of Tax on Overall Net Income of a Lender.

15.	ILLEGALITY

If it becomes unlawful in any jurisdiction by virtue of any law which is binding upon such Lender for it to give effect to any of its obligations as contemplated by this Agreement, then:

(a)	that Lender may notify the Borrower through the Agent accordingly (specifying the obligations the performance of which is thereby rendered unlawful and the law giving rise to the same); and

(b)	the Borrower shall forthwith (or at such later date as may be permitted by the relevant law) without premium or penalty other than as set out in Clause 22.2 (Other indemnities), prepay that Lender’s participation in all amounts payable by it to that Lender under this Agreement; and

(c)	that Lender’s Commitment shall forthwith be cancelled.

16.	REPRESENTATIONS AND WARRANTIES

16.1	Representations and warranties

Each Obligor makes the representations and warranties set out in this Clause 16 to each of the Finance Parties.

16.2	Status and ownership

(a)	the Borrower is a duly constituted and properly incorporated private company with limited liability under Norwegian law.

(b)	the General Partner is a duly constituted and properly incorporated company with limited liability under Marshall Islands law, wholly-owned by the Sponsor.

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(c)	KNOT Offshore Partners LP is a duly constituted and properly incorporated company with limited liability under Marshall Islands law, owned at least 25% by the Sponsor (directly or indirectly).

(d)	KNOT Shuttle Tankers AS is a duly constituted and properly incorporated company with limited liability under Norwegian law, owned 100% by KNOT Offshore Partners LP (directly or indirectly).

16.3	Powers and authority

Each Obligor has the power to enter into and perform, and have taken all necessary corporate actions to authorise the entry into, performance and delivery of, the Finance Documents and/or the Transaction Documents to which it is party, and the transactions contemplated herein and therein.

16.4	Legal validity and enforceability

The Finance Documents and the Transaction Documents will, subject always to mandatory Norwegian law, when executed by the respective parties thereto constitute legal, valid and binding obligations of such parties, enforceable in accordance with their respective terms and conditions, and save as provided for herein or therein, including nominal fees related to registration and enforcement of any of the Finance Documents, no registration, filing, payment of tax or fees or other formalities are necessary or desirable to render the Finance Documents and/or the Transaction Documents enforceable against the parties thereto, and for the Security Documents to constitute valid and enforceable first priority Security Documents as contemplated therein or herein.

16.5	Non-conflict

The entry into and performance by each of the Obligors of the Finance Documents and the Transaction Documents to which it is a party, and the transactions contemplated herein and therein, do, in the opinion of any of the Obligors, not and will not conflict with:

(a)	any articles of association or other constitutional documents of any of the Obligors; and

(b)	any document or agreement which is binding upon the Obligors, or any of their assets.

16.6	No Money Laundering

In relation to the borrowing by the Borrower of the Loan, the performance and discharge of its obligations and liabilities under this Agreement or any of the Security Documents and the transactions and other arrangements effected or contemplated by this Agreement or any of the Security Documents to which the Borrower is a party, it is acting for its own account and the foregoing will not involve or lead to a contravention of any law, official requirement or other regulatory measure or procedure which has been implemented to combat “money laundering” (as defined in Article 1 of the Directive (91/308/EEC) of the Council of the European Community) and which is applicable to the Borrower.

16.7	No Default

(a)	No Default is outstanding or might result from the disbursement of the Loan;

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(b)	no other event is outstanding which constitutes or, (with the giving of notice, lapse of time, determination of materiality or the fulfilment of any other applicable condition, or any combination of the foregoing,) might constitute an event of default under any document which is binding on the Borrower or any of its assets, and which may have a material effect on the Borrower’s ability to perform its obligations under this Agreement or the Security Documents (as the case may be); and

(c)	no amendments or waivers have been made under any of the Transaction Documents, and no event of default has occurred and is continuing or is threatening thereunder.

16.8	Authorisations

All authorisations required in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, the Finance Documents and the Transaction Documents have been obtained or effected (as appropriate) and are in full force and effect, as and so required thereunder.

16.9	Environmental issues

There are no conditions or circumstances known to it associated with the operation of the Vessel, which may give rise to any environmental liability of any of the Obligors.

16.10	Financial information

(a)	The audited consolidated accounts of the Obligors:

(i)	have (save as stated therein) been prepared in accordance with NORGAAP or USGAAP (as relevant) consistently applied; and

(ii)	fairly represent the financial condition of the Borrower and the consolidated financial condition of the Guarantors as at the date to which they were drawn up,

and there has been no material adverse change in the consolidated financial condition of any of the Obligors since the date on which those accounts were drawn up, which might reasonably be expected to have a material adverse effect on the ability of any of the Obligors to perform their respective obligations under the Finance Documents and the Transaction Documents to which they are a party.

(b)	All financial documents and information relating to any of the Obligors or otherwise relevant to the matters contemplated by this Agreement which have been supplied to the Agent or the Lenders are complete and correct in all material respects, and the Borrower has not omitted to disclose to the Finance Parties any information, documents or agreements known to the Borrower which, if disclosed, could in the Borrower’s opinion reasonably be expected to affect the decision of the Finance Parties to enter into this Agreement.

16.11	Litigation

No litigation, arbitration or administrative proceedings are current or, to the Obligors’ knowledge, pending or threatened against any of the Obligors which might, if adversely determined, be reasonably expected to have a material adverse effect on the ability of any of the Obligors to perform their respective obligations under the Finance Documents or the Transaction Documents (as the case may be).

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16.12	Pari passu

Each Obligors’ obligations under the Finance Documents to which it is a party are its direct, general and unconditional obligations and rank at least pari passu with all its other present and future unsecured and unsubordinated indebtedness.

16.13	No withholding Taxes

No Taxes are imposed by withholding or otherwise on any payment to be made by the Borrower under the Finance Documents or are imposed on or by virtue of the execution or delivery by the Borrower of the Finance Documents to which it is or is to be a party or any other document or instrument to be executed or delivered under the Finance Documents.

16.14	No material adverse change

There has been no material adverse change in the financial position of any of the Obligors from that described to the Lenders during the negotiation of this Agreement.

16.15	Sanctions

(a)	Each Obligor, each Subsidiary, their joint ventures, and their respective directors, officers, employees, agents or representatives has been and is in compliance with Sanctions Laws;

(b)	No Obligor, nor any Subsidiary, their joint ventures, and their respective directors, officers, employees, agents or representatives:

(i)	is a Restricted Party, or is involved in any transaction through which it is likely to become a Restricted Party; or

(ii)	is subject to or involved in any inquiry, claim, action, suit, proceeding or investigation against it with respect to Sanctions Laws by any Sanctions Authority.

16.16	Times for making representations and warranties

The representations and warranties set out in this Clause 16 are made by the Obligors on the Effective Date and are deemed to be repeated by the Borrower on the date of each Renewal Notice, as well as the first day in each Interest Period, with reference to the facts and circumstances then existing, unless otherwise notified to the Agent in writing, and if not permitted under this Agreement, waived by the Majority Lenders prior to such dates.

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17.	UNDERTAKINGS

17.1	Duration

The undertakings in this Clause 17 remain in force throughout the Loan Period.

17.2	Financial information

(a)	Each Obligor shall supply to the Agent in sufficient copies for all of the Lenders:

(i)	as soon as reasonably practicable after the same are available (and in any event no later than 150 days after each year-end) the audited unconsolidated and consolidated accounts of the Obligors for that financial year; and

(ii)	as soon as reasonably practicable after the same are available (and in any event no later than 90 days after each quarter) the unaudited unconsolidated and consolidated accounts of the Obligors, and

(iii)	as soon as practicable (but in any event prior to each fiscal year) budget, projections including profit and loss, balance sheet and cash flow forecasts including supporting schedules and calculations for the Obligors and the MLP Group.

(iv)	the Compliance Certificate on a quarterly basis within 150 days after each year-end and 90 days after each 30 March, 30 June and 30 September.

(v)	appraisal reports from two Approved Brokers on a semi-annual basis (in case of an Event of Default, upon the request of the Agent) stating the Market Value of the Vessel.

(b)	The financial statements which shall be delivered to the Agent pursuant to sub-paragraphs (ii) and (iii) above shall have been prepared in accordance with NORGAAP or USGAAP (as relevant) or, if not, such financial statements shall be accompanied by a certificate setting out the adjustments to be made, and showing such adjustments as having been made, as are necessary to produce the amounts and totals in such accounts that would have been produced if NORGAAP or USGAAP (as relevant) had been applied.

17.3	Information – Miscellaneous

Each Obligor shall supply to the Agent, in sufficient copies for all of the Lenders:

(a)	promptly, such specific financial or other information regarding the financial condition and operations or other information of the Obligors or the Vessel (hereunder but not limited to technical data) as the Agent (or any Lender through the Agent) may reasonably request;

(b)

promptly upon becoming aware of them, relevant details of any material litigation, arbitration or administrative proceedings which are current or, to its knowledge, threatened or pending against the Obligors and which might, if adversely determined, be reasonably expected to have a Material Adverse Effect on the ability of the Obligors to perform their

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respective obligations under this Agreement or the Transaction Documents (as the case may be), and further details of any such matters previously disclosed to the Agent, if the likelihood of an adverse determination has increased, as the Agent or any Lender acting through the Agent may reasonably request;

(c)	all documents dispatched by it to all of its shareholders or creditors containing information relevant to any of the Transaction Documents, at the same time as they are dispatched;

(d)	all information needed by the Lenders in order to comply with money laundering provisions and KYC requirements.

(e)	promptly upon becoming aware of them, the details of any inquiry, claim, action, suit, proceeding or investigation pursuant to Sanctions Laws by any Sanctions Authority against it, any of its direct or indirect owners, Subsidiaries, any of their joint ventures or any of their respective directors, officers, employees, agents or representatives, as well as information on what steps are being taken with regards to answer or oppose such, and

(f)	promptly upon becoming aware that it, any of its direct or indirect owners, Subsidiaries, any of their joint ventures or any of their respective directors, officers, employees, agents or representatives has become or is likely to become a Restricted Party.

17.4	Notification of Default

Each Obligor shall notify the Agent of any Default which is continuing (and the steps, if any, being taken to remedy it) promptly upon its occurrence.

17.5	Insurances

(a)	The Borrower shall as from the Delivery Date for the Vessel maintain the Vessel insured against such risks (including, but not limited) to Hull and Machinery, Hull Interest, Freight Interest, Protection & Indemnity (including highest possible maximum cover of at least USD 1,000,000,000 for the Vessel for pollution), Loss of Hire (to cover at least 180 days with a maximum of 14 days deductible) and War Risk insurances (including War Risks, P & I and terrorism, piracy and confiscation to the maximum extent), in such amount, on such terms (always applying Norwegian law and including the terms of the Nordic Marine Insurance Plan of 2013 (as amended from time to time) or equivalent terms in relation to losses payable thereunder) and with such insurers and through such brokers as the Agent on behalf of the Lenders shall approve.

For the avoidance of doubt, any changes to the arrangements for war and allied perils (including piracy) coverage whereby trading to conditional (excluded) areas which are not declared to the annual policy shall be considered an Event of Default (as set out in this Agreement) unless any alternative insurance arrangements have been submitted to and approved by the Agent in advance.

(b)	The insurable value of the Vessel (Hull and Machinery (including Hull Interest and Freight Interest) and war risk) shall be equal to or higher than the Market Value of the Vessel and 120 per cent of the Loan.

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The aggregate Hull and Machinery insurable values of the Vessel shall furthermore, at all times, cover the higher of the Loan and 80 per cent of the Vessel’s insurable value, while the remaining cover may be taken out by way of Hull Interest and Freight Interest insurances.

(c)	The Borrower shall procure that the Agent (on behalf of the Finance Parties) is noted as fist priority mortgagee in the insurance contracts, together with the confirmation from the underwriters to the Agent that the notice of assignment with regards to the Insurances and the loss payable clauses (with a minimum amount of USD 1,000,000) are noted in the insurance contracts and that standard letters of undertaking confirming this is executed, always provided that the evidence thereof is in form and substance satisfactory to the Agent (on behalf of the Finance Parties). The Borrower shall provide the Finance Parties with details of terms and conditions of the insurances and break down of insurers.

Not later than 14 days prior to the expiry date of the relevant insurances the Borrower shall deliver to the Agent a certificate from the insurance broker(s) through whom the insurances relevant to the Vessel have been placed, evidencing that all insurances referred to in item (a) have been renewed and taken out in respect of the Vessel with insurance values as required by item (b), that such insurances are in full force and effect and that the Agent on behalf of the Lenders’ interest therein has been noted by the relevant insurers.

(d)	The Agent shall (at the Borrower’s expense) take out a Mortgagee Interest Insurance (covering 110 per cent of the principal amount outstanding hereunder) and may at request of any of the Lenders (at the Borrower’s expense) take out a Mortgagee Interest - Additional Perils Insurance (Pollution Cover) insurance (covering 110 per cent of the principal amount outstanding hereunder) relevant to the Vessel in a form and substance satisfactory to the Agent, such policy to be made in favour of the Agent (acting on its own behalf and on behalf of the Lenders), or, if so directed by the Agent, arrange for such insurance cover to be taken out in accordance with instructions from the Agent.

(e)	The Borrower shall procure that the Vessel always is employed in conformity with the terms of the instruments of insurances (including any warranties expressed or implied therein) and comply with such requirements as to extra premium or otherwise as the insurers may prescribe.

(f)	The Borrower shall before the Vessel is entering any US territory notify the Agent and provide for the Vessel to be in Compliance with all US regulations relevant to such Vessel, including oil pollution regulations and requirements with respect to certificate of financial responsibility (“COFR”) which shall be arranged with insurers and on terms approved by the Agent.

(g)	The Agent shall (at the Borrower’s expense) obtain a favourable insurance report by an independent broker acceptable to the Agent.

17.6	Notification

The Borrower shall immediately notify the Agent of:

(a)	any accident to the Vessel involving repairs the cost of which is likely to exceed USD 1,000,000.-;

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(b)	any Total Loss relevant to the Vessel; and

(c)	any arrest of the Vessel or the exercise or purported exercise of any lien on the Vessel, the Earnings or the Earnings Account; and

(d)	any environmental matters in respect of the Vessel.

17.7	Total loss

In the event that the Vessel shall suffer a Total Loss, the Borrower shall, within a period of 90 days after the Total Loss Date, obtain and present to the Agent, a written confirmation from the relevant insurers that the claim relating to the Total Loss has been accepted in full, or – if sooner – promptly upon receipt of insurance proceeds in respect of the Total Loss, apply such proceeds as prepayment of the Loan.

17.8	Class and International Regulations

(a)	The Borrower shall procure that the Vessel is classified and maintained in class with the highest possible class notation, free of overdue recommendations, with a classification society that is a member of the International Association of Classification Societies, and at all times comply with the rules and regulations of the relevant class society. Furthermore, the Borrower shall at all times ensure Compliance with all requirements of the International Convention for Safety of Life at Sea (SOLAS) 1874 as adopted, amended or replaced from time to time including, but not limited to, the STCW 95, the ISM Code and/or the ISPS Code (as each is defined in the respective amendments to SOLAS). Upon receipt of the Agent’s written request, the Borrower shall instruct the classification society to send to the Agent, copies of all information, documents and class records held by the classification society in relation to the Vessel.

(b)	The Borrower shall not change the Vessel’s class without the prior written consent of the Lenders.

17.9	Flag and register

(a)	The Borrower will at the Delivery Date register the Vessel in an Approved Register, and

(b)	The Borrower shall not change the flag or the ship registry of the Vessel or allow the Vessel to be dual registered without the prior written consent of the Lenders.

17.10	Environmental regulations

The Obligors shall indemnify and hold each of the Finance Parties harmless from and against any damages, losses or expenses which any of them may sustain or incur as a consequence of any claim by any governmental, judicial or regulatory authority which arises out of an environmental incident or an alleged environmental incident in connection with the operation of the Vessel or which relates to any environmental law in any jurisdiction.

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17.11	Sale of Vessel

The Borrower shall not agree to sell the Vessel without the prior written consent of the Lenders.

17.12	Management Agreement

The Borrower shall not substantially amend or terminate the Management Agreement or enter into any further agreements related to the management of the Vessel provided however that the management of the Vessel can be transferred to another company agreed with the Majority Lenders.

17.13	Charterparty

The Borrower shall not make any amendment or supplement to, or waiver of the terms of, the Charterparty without the prior written consent of the Lenders.

17.14	Negative Pledge

Except as contemplated by this Agreement and/or the Security Documents, the Borrower shall not create, incur or assume any Security Interest on the Vessel or any of its other assets, and not make any assignment of right to receive Earnings or proceeds of insurance policies covering the Vessel.

17.15	Investments

The Borrower shall not, without the prior written consent of the Lenders, make any further investments, other than investments relating to the Vessel owned by it, provided that such investment is made at a time when no Default is continuing or would occur from the making of the relevant investment, and provided further that KNOT Offshore Partners LP and the Borrower will be in compliance with the financial covenants set out in Chapter 18 (Default) following the making of the relevant investment.

17.16	Loans and indebtedness

Expect as contemplated by this Agreement and/or the Security Documents the Borrower shall not;

(a)	incur any Financial Indebtedness (except for exposure under the Swap Agreements) of any nature or incur any debt or obligations

(b)	grant any loans or issue any guarantee which is not related to the ordinary operation of the Vessel

(c)	make any intercompany loans or deposits to any company or person outside the MLP Group. As long as no Event of Default has occurred or is threatening, the Borrower shall be allowed to incur and to make intercompany loans or deposits and to freely accept and grant equity contributions in any form to or from companies in the MLP Group, such intercompany loans, deposits or equity contributions to be subordinated to the Lenders’ rights.

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17.17	Dividend and other payments

(a)	No Obligor shall make, pay or declare any dividend, reduction of share capital or other distribution to its shareholders or any of them.

(b)	Paragraph (a) above shall not apply to dividend, reduction of share capital or other distributions where the following conditions are fulfilled:

(i)	No Default has occurred and is continuing at the time the making, payment or declaration of the relevant dividend, reduction of share capital or other distribution is made, or would result from the making, payment or declaration of the relevant dividend, reduction of share capital or other distribution; and

(ii)	KNOT Offshore Partners LP and the Borrower will be in compliance with the financial covenants set out in Chapter 18 (Default) following the making, payment or declaration of the relevant dividend, reduction of share capital or other distribution.

17.18	Accounts

(a)	The Borrower shall maintain all its bank accounts with the Agent.

(b)	The Borrower shall procure that all Earnings (hereunder payment of hire under the Charterparty) shall be paid to the Earnings Account.

(c)	The Borrower shall procure that all its bank accounts in respect of the Vessel at any time are pledged to the Agent on behalf of the Lenders.

17.19	Transactions with affiliates

The Borrower will ensure that all transactions and agreements with companies affiliated to the Borrower shall be on a commercial basis and done on an arms-length-basis.

17.20	Maintenance and change of business

(i)	The Borrower shall remain a company limited by shares under Norwegian law, with no other activity than the ownership of the Vessel.

(ii)	The Borrower shall not enter into any form of amalgamation, merger or demerger, divest or consolidate with any other entity or any form of reconstruction or reorganisation without the prior written consent of the Lenders, save for merger of ship owning companies in the MLP Group with the intention to simplify the MLP Group structure, and not having any negative effect for the Lenders.

(iii)	None of the Obligors will change end of its fiscal year.

(iv)	None of the Obligors will change its legal name.

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17.21	Market Value

Subject to Clause 7.4 (Mandatory prepayment – Market Value), the Borrower shall ensure that (i) in year 1 - 2 after the Delivery Date (the Market Value of the Vessel covers at all times 110 % of the Loan,(ii) in year 3 - 4 after the Delivery Date the Market Value of the Vessel covers at all times 120 % of the Loan and (iii) after year 4 the Market Value of the Vessel covers at all times 125 % of the Loan.

17.22	Laws, regulations and statutes

(a)	Each Obligor shall promptly obtain such registrations, certificates, licences, consents and approvals as may be required under applicable law or regulation to enable it to perform its obligations hereunder.

(b)	Each Obligor shall promptly obtain such registrations, certificates, licences, consents and approvals as may be required under applicable law or regulation in respect of its ongoing operations of the Vessel.

(c)	The Borrower shall at all times comply with all environmental laws, all Sanctions Laws and all other laws and regulations relating to the Vessel, its ownership, operation and management, and take all reasonable precautions to ensure that the crews, employees, agents or representatives of the Borrower at all times comply with all applicable environmental laws and all laws and restrictions of every relevant jurisdiction concerning the use of drugs, alcohol or other illegal substances in connection with the operations of the Vessel by the Borrower.

(d)	Each Obligor shall at all times comply with all applicable competition laws, Sanctions Laws and regulations relating to the Vessel, its ownership, operation and management or to its business.

(e)	The Obligors shall not, and shall procure that none of their respective managers, agents or representatives shall breach any criminal laws or regulations passed for the combat of corruption or bribing (howsoever described), including laws similar or identical to the provisions set out in Sections 276 a. through 276 c. of the Norwegian Penal Act of 22 May 1802 No. 10.

(f)	Each Obligor will at all times comply with its articles of association.

(g)	Each Obligor will comply with all terms of the Finance Documents at all times.

(h)	Each Obligor will pay all taxes when due and payable.

17.23	Interest and currency hedging

The Swap Banks shall have the first right of refusal in relation to any interest hedging or other derivative products relating to the Vessel.

17.24	Chartering in of vessels

The Borrower shall not charter-in any vessels or units.

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17.25	Intercompany loans - Guarantors

(a)	The Guarantors’ rights in connection with intercompany loans shall be subordinated to the rights of the Lenders under this Agreement until all obligations under this Agreement are fully paid or discharged; and

(b)	the Guarantors do explicitly waive the right to declare any breach or default of any intercompany loan, to declare bankruptcy of the Borrower, or to take any action against assets of the Borrower as long as any amount is outstanding under this Agreement; and

(c)	no security shall be granted in relation to any intercompany loan, without the prior written consent of the Agent.

17.26	Sanctions

(a)	Each Obligor shall ensure that none of them, nor any of their Subsidiaries, respective directors, officers, employees, agents or representatives or any other persons acting on any of their behalf, is or will become a Restricted Party.

(b)	Each Obligor shall ensure that its assets, the assets, including assets subject to the Security Documents (including the Vessel), shall not be used directly or indirectly:

(i)	by or for the direct or indirect benefit of any Restricted Party; or

(ii)	in any trade which is prohibited under applicable Sanctions or which could expose the Obligors, any of their assets, any assets subject to the Security Documents, any Vessel, any Lender or any other person being party to or which benefits from any of the Agreement or the Security Documents, any manager of a Vessel or any charterer or insurer of a Vessel to enforcement proceedings or any other consequences whatsoever arising from Sanctions.

(c)	The Obligors shall ensure that the Vessel shall not be trading to Iranian ports or carrying or storing/warehousing crude oil, petroleum products or petrochemical products or other products subject to Sanctions if they originate in Iran, or are being exported from Iran to any other country, as long as Iran is subject to Sanctions by a Sanctions Authority.

17.27	Use of proceeds

No proceeds of the Loan shall be made available, directly or indirectly, to or for the benefit of a Restricted Person Party nor shall they otherwise be applied in a manner or for a purpose prohibited by Sanctions Laws.

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18.	DEFAULT

18.1	Events of Default

Each of the events set out in Clauses 18.2 to 18.28 (inclusive) is an Event of Default (whether or not caused by any reason whatsoever outside the control of the Borrower or any other person).

18.2	Non-payment

Each of the Obligors does not pay on the due date an amount payable by it under this Agreement at the place at, and in the currency in which it is expressed to be payable, provided that if such failure to pay has arisen as a consequence of an administrative or technical error only then such event shall not be an Event of Default unless such failure continues for a period in excess of three Business Days.

18.3	Breach of other obligations

The Borrower does not comply with any provision of any Finance Document (other than those referred to in Clause 18.2 (Non-payment)), provided that it shall not constitute an Event of Default:

(a)	if

(i)	such non-Compliance is, in the opinion of the Majority Lenders, capable of remedy; and

(ii)	the Agent notifies the Obligors or the Obligors notify the Agent of such non-Compliance; and

(iii)	such non-Compliance does not exceed 14 Business Days from the date of its occurrence,

or

(b)	if such non-Compliance is in the sole discretion of the Majority Lenders of a minor nature and does not prejudice the security constituted by the Security Documents.

For the avoidance of doubt and without prejudicing whether any other breach is or is not capable of remedy, a breach of Clause 17.5 (Insurances) shall in any event be deemed not to be capable of remedy.

18.4	Breach under the Security Documents

Either of the Obligors does not comply with any obligation, undertaking or provision of any of the Security Documents or any document referred to therein.

18.5	Misrepresentation

A representation, warranty or statement made or repeated in or in connection with any Finance Document or in any document delivered by or on behalf of the Obligors under or in connection with any Finance Document was incorrect or misleading in any respect when made or deemed to be made or repeated.

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18.6	Cross-default

(a)	Any Financial Indebtedness of an Obligor is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of an Obligor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of an Obligor is cancelled or suspended by a creditor of the relevant Obligor as a result of an event of default (however described).

(d)	Any creditor of an Obligor becomes entitled to declare any Financial Indebtedness of an Obligor due and payable prior to its specified maturity as a result of an event of default (however described).

(e)	No Event of Default will occur under this Clause 18.6 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than USD 8,000,000 (or its equivalent in any other currencies).

18.7	Liens

A maritime or other lien, arrest, distress or similar charge is levied upon, or against the Vessel, the Pledged Accounts or any other part of the assets of any of the Obligors (save for as contemplated by this Agreement and/or the Security Documents) and is not discharged within 14 Business Days after the Borrower became aware of the same.

18.8	Insolvency

An order of a competent court is made or an event analogous thereto occurs or any effective resolution is passed with a view to the bankruptcy, commencement of composition proceedings, debt negotiations, liquidation, winding-up or similar event with respect to any of the Obligors.

18.9	Admittance of non-payment

Any of the Obligors is unable or admits in writing its inability to pay its lawful debts as they fall due.

18.10	Termination of business

Any of the Obligors ceases or threatens to cease to carry on its business or materially change its business, whether by one or a series of transactions.

18.11	Permits

Any licence, consent, permission or approval required in order to enforce, complete or perform the Agreement and/or any of the Transaction Documents is revoked, terminated or modified.

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18.12	Impossibility or illegality

It becomes impossible or unlawful for any of the Obligors to fulfil any of the terms of the Finance Documents or for the Agent to exercise any right or power vested in the Agent under the Security Documents, or the security created by any of the Security Documents is imperilled, or for any reason whatsoever ceases to be valid and enforceable with its intended priority.

18.13	Transaction Documents

Without the prior written consent of the Agent on behalf of the Lenders any of the Transaction Documents

(i)	is amended or terminated,

(ii)	ceases in whole or part to be valid, binding and enforceable, or

(iii)	any waivers are agreed thereunder.

18.14	Material adverse change

Any event or series of events occurs in relation to any of the Obligors which, in the reasonable opinion of any of the Lenders, have a Material Adverse Effect.

18.15	Events in Security Documents

Any of the events of default specified in any of the Security Documents arise or occur.

18.16	Mergers, demerger and reconstructions

Any of the Obligors effects any demerger, merger, joint venture, reconstruction, splitup or divest without the prior written consent of the Lenders, except as permitted by Clause 17.20 (ii) (Maintenance and change of business).

18.17	Change of ownership - the Borrower

The Borrower ceases to be a direct or indirect wholly owned (share capital and voting rights) subsidiary of KNOT Offshore Partners LP.

18.18	Change of ownership - KNOT Offshore Partners LP

KNOT Offshore Partners LP ceases to be in the 25 % ownership (share capital and voting rights subject to the limitations on voting rights relating to election of board members, amendments and certain other matters as set out in the Limited Partnership Agreement) of the Sponsor or if any person or group of persons acting in concert (other than the Sponsor (or any wholly owned Subsidiaries thereof) acquires more than 25 % of the share capital or voting rights of KNOT Offshore Partners LP.

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18.19	Change of ownership - the General Partner

The General Partner ceases to be a direct or indirect wholly owned (share capital and voting rights) subsidiary of the Sponsor.

18.20	Liquidity

KNOT Offshore Partners LP (on a consolidated basis) at any time during the Loan Period has Cash and Cash Equivalents of less than USD 15,000,000:

(i)	plus an amount of USD 1,500,000 for each vessel owned by a member of the MLP Group with no employment contract or an employment contract with less than twelve (12) months remaining tenor (excluding options), provided always that employment contracts entered into with the Sponsor or any of its Subsidiaries shall not count as employment contracts in relation to this paragraph (i); and

(ii)	plus an amount of USD 1,000,000 for each vessel owned by the members of the MLP Group in excess of eight (8) vessels.

18.21	Working Capital

The Borrower or KNOT Offshore Partners LP at any time as from the Delivery Date has a negative Working Capital.

18.22	Minimum Equity Ratio

The ratio of Total Equity to Total Assets of KNOT Offshore Partners LP (on a consolidated basis) measured at the end of each of its financial quarters (starting with the financial quarter ending 30 June 2014) is less than 0.30.

18.23	Interest cover ratio

KNOT Offshore Partners LP (on a consolidated basis) at any time has a ratio of EBITDA to Finance Charges for it (on a consolidated basis) in respect of any Relevant Period (starting with the Relevant Period ending 30 June 2014) of less than 2.50:1.00.

18.24	Loss of property

A substantial part of an Obligor’s business or assets is destroyed, abandoned, seized, appropriated or forfeited for any reason provided, in the reasonable opinion of the Majority Lenders, that such occurrence has or is reasonably likely to have a Material Adverse Effect.

18.25	Failure to comply with final judgement

Any of the Obligors fails within five (5) Business Days after becoming obliged to do so to comply with or pay any sum due from it under any final judgement or final order.

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18.26	Listing

KNOT Offshore Partners LP ceases to be listed on the New York Stock Exchange (NYSE).

18.27	General Partner

The General Partner ceases the right to appoint three (3) out of seven (7) board directors to the board of directors in KNOT Offshore Partners LP (or if there is a change in the number of directors, the corresponding numbers).

18.28	Acceleration

On and at any time after the occurrence of an Event of Default and whilst such Event of Default is continuing unremedied and unwaived, the Agent may, and shall (or shall refrain from) if so directed by the Majority Lenders, by notice to the Borrower:-

(a)	without prejudice to any parts of the Loan advanced hereunder cancel the Total Commitment; and

(b)	declare that all or part of the Loan, together with accrued interest, and all other amounts accrued under the Finance Documents are immediately due and payable, whereupon they shall become immediately due and payable.

(c)	without prejudice to any of the Finance Parties’ other rights, with or without notice to the Borrower, take such other action as is available to the Finance Parties under the Finance Documents or by law.

19.	THE AGENT AND THE MANDATED LEAD ARRANGERS

19.1	Appointment and duties of the Agent

Each Lender hereby appoints the Agent to act as its agent under and in connection with this Agreement, and authorises the Agent on its behalf to perform the duties and to exercise the rights, powers and discretion that are specifically delegated to it under or in connection with this Agreement, together with any other incidental reasonable rights, powers and discretion. The Agent has only those duties which are expressly specified in this Agreement. Without prejudice to the binding nature of such duties, they are solely of a mechanical and administrative nature.

19.2	Relationship

(a)	The relationship between the Agent and the Lenders is that of agent and principal only. Nothing in this Agreement constitutes the Agent as trustee or fiduciary for any other Party or any other person and the Agent needs not to hold in trust any moneys paid to it for a Party or be liable to account for interest on those monies.

(b)	Unless otherwise stated or agreed, the Security Documents are or will be executed in favour of the Agent on behalf of the Lenders and the Agent shall hold and keep the Security Documents for the benefit of the Lenders.

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19.3	The Lenders’ directions

The Agent will be fully protected if it acts in accordance with the instructions or (as the case may be) the consent of the Majority Lenders in connection with the exercise of any right, power or discretion or any matter not expressly subject to the instructions or (as the case may be) the consent of the Lenders. Any such instructions given by the Majority Lenders will be binding on all the Lenders. In the absence of such instruction, the Agent may act in relation thereto as it reasonably considers to be in the best interests of all the Lenders. The Agent may not commence legal proceedings in a Lender’s name without such Lender’s consent.

19.4	Responsibility for documentation

Save for their gross negligence or wilful misconduct neither the Agent, the Mandated Lead Arrangers nor any of their officers, employees or agents are responsible to any other Party for:

(a)	the execution, genuineness, validity, enforceability or sufficiency of this Agreement or any other document;

(b)	the collectability of amounts payable under this Agreement; or

(c)	the accuracy of any statements (whether written or oral) made in or in connection with this Agreement and/or any of the Transaction Documents.

19.5	Default

(a)	The Agent is not obliged to monitor or enquire as to whether or not a Default has occurred. The Agent will not be deemed to have knowledge of the occurrence of a Default. However, if the Agent receives notice from a Party referring to this Agreement, describing the Default and stating that the event is a Default, or if the Agent in this capacity has otherwise acquired actual knowledge of a Default, it shall promptly notify the Lenders.

(b)	The Agent may require the receipt of security satisfactory to it from any Lender, whether by way of payment in advance or otherwise, against any liability or loss which it will or may incur in taking any proceedings or action arising out of or in connection with this Agreement before it commences those proceedings or takes that action.

19.6	Exoneration

(a)	Without limiting paragraph (b) below, the Agent will not be liable to any Lender for any detrimental result of any action taken or not taken by it under or in connection with this Agreement, unless such detrimental result is caused by its gross negligence or wilful misconduct.

(b)	No Party may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind (including negligence or wilful misconduct) by that officer, employee or agent in relation to this Agreement.

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(c):	Nothing in this Agreement shall oblige the Agent to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent.

19.7	Reliance

The Agent may:

(a)	rely on any notice or document believed by it to be genuine and correct and to have been signed by, or with the authority of, the proper person;

(b)	rely on any statement made by a director or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify; and

(c)	engage, pay for and rely on legal or other professional advisers selected by it (including those in the Agent’s employment and those representing a Party other than the Agent).

19.8	Approval and appraisal

Without affecting the responsibility of the Borrower for information supplied by it or on its behalf in connection with this Agreement, each Lender confirms that it:

(a)	has made its own independent investigation and assessment of the financial condition and affairs of the Borrower and its related entities in connection with their participation in this Agreement and has not relied exclusively on any information provided to it by the Agent or the Mandated Lead Arrangers in connection with this Agreement; and

(b)	will continue to make its own independent appraisal of the creditworthiness of the Borrower, and its related entities while any amount is or may be outstanding under this Agreement or any Commitment is in force.

19.9	Information

(a)	The Agent shall promptly forward to the person concerned the original or a copy of any document which is delivered to the Agent by a Party for that person.

(b)	The Agent shall supply each Lender with an execution copy of this Agreement and a copy of each other document received by the Agent under Clause 4 (Conditions Precedent).

(c)	Except where this Agreement specifically provides otherwise, the Agent is not obliged to review or check the accuracy or completeness of any document it forwards to another Party.

19.10	The Agent and the Mandated Lead Arrangers as Lenders

(a)	The Agent and the Mandated Lead Arrangers, as Lenders, have the same rights and powers under this Agreement as any other Lender and may exercise those rights and powers as though each was not, as the case may be, the Agent or the Mandated Lead Arrangers.

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(b)	The Agent and the Mandated Lead Arrangers may: -

(i)	carry on any business with the Borrower or its related entities;

(ii)	act as agent or trustee for, or in relation to any financing involving, the Borrower or its related entities; and

(iii)	retain any profits or remuneration in connection with their activities under this Agreement or in relation to any of the foregoing.

19.11	Indemnities

(a)	Without limiting the liability of the Borrower under this Agreement, each Lender shall forthwith on demand indemnify the Agent for its proportion of any liability or loss incurred by the Agent in any way relating to or arising out of its acting as Agent, except to the extent that the liability or loss arises from the Agent’s gross negligence or wilful misconduct or unless to the extent the liability or loss is reimbursed by the Borrower.

(b)	A Lender’s proportion of the liability or loss set out in paragraph (a) above will be the proportion which its participation in the Loan bears on the date of the demand. If, however, there is no part of the Loan outstanding on the date of demand, then the proportion will be the proportion which its Commitment bears to the Total Commitment of all the Lenders at the date of demand or, if the Commitment has then been cancelled, bore to the Total Commitment immediately before being cancelled.

(c)	The Borrower shall forthwith on demand reimburse each Lender for any payment made by it under paragraph (a) above.

(d)	Without prejudice to the liability of the Borrower, each Lender shall reimburse the Agent and the Mandated Lead Arrangers the amount corresponding to such Lender’s pro rata share of charges and expenses covered, but not reimbursed by the Borrower under, Clause 21 (Expenses) below.

19.12	Compliance

(a)	The Agent may refrain from doing anything which might, in its opinion, constitute a breach of any law or regulation or be otherwise actionable at the suit of any person, and may do anything which, in its opinion, is necessary or desirable to comply with any law or regulation of any jurisdiction.

(b)	Without limiting paragraph (a) above, the Agent needs not to disclose any information relating to the Borrower or any of its related entities if the disclosure might, in the reasonable opinion of the Agent, constitute a breach of any law or regulation or be otherwise actionable at the suit of any person.

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19.13	Resignation of the Agent

(a)	If the Majority Lenders so direct, due to a default by the Agent hereunder, or due to a conflict of interest between the Agent’s duties hereunder and other interests the Agent may have which involve the Borrower, the Agent shall resign by giving notice to the Lenders and the Borrower, in which case the Majority Lenders may, after consultation with, but with no costs for, the Borrower, appoint a successor Agent.

(b)	The Agent may resign (without reason) its appointment at any time by giving a 30 days’ prior written notice to the parties hereto. The resignation shall only become effective upon the appointment of a new agent. The Lenders may appoint a new agent among any reputable and experienced finance institution. Upon the appointment of a new agent, such new agent shall assume all rights and obligations from such time designated by the Agent, and the Agent shall from such time be discharged from any further obligations hereunder.

19.14	Lenders

The Agent may treat each financial institution listed in Schedule 1 as a Lender, entitled to payments under this Agreement until it has received not less than five Business Days’ prior notice from that financial institution to the contrary. The Agent shall maintain a list of the Lenders and their respective addresses for notices, and shall, promptly upon request from any Party from time to time, supply a copy of that list to that Party.

19.15	Publications

The Agent and/or the Mandated Lead Arranger(s) have the right, at its own expense, to publish information about its participation in and the agency and arrangement of the Loan and for such purpose use the Borrower’s and/or the Guarantors’ logo and trademark in connection with such publication.

20.	FEES

20.1	Commitment fee

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20.2	Arrangement fee

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20.3	Agency fee

The Borrower shall pay to the Agent a non-refundable annual agency fee in accordance with a separate offer letter entered into between the Borrower and the Agent.

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21.	EXPENSES

21.1	Initial and special costs

The Borrower shall promptly following demand from the Agent pay the Agent the amount of all costs, taxes, expenses (including internal and external legal fees), collateral fees, VAT and “out of pocket” expenses incurred by the Agent or the Mandated Lead Arrangers and/or the Lenders in connection with:

(a)	the negotiation, preparation, printing execution, syndication and distribution of information of the Finance Documents and any other documents referred to in the Finance Documents;

(b)	execution and registration of the Security Documents;

(c)	any amendment, waiver, consent or suspension of rights (or any proposal for any of the foregoing) requested (or, in the case of a proposal, made) by or on behalf of the Borrower and relating to the Finance Documents or a document referred to in the Finance Documents; and

(d)	any other matter, not being of an ordinary administrative nature and arising out of or in connection with the Finance Documents.

21.2	Enforcement costs

Following an Event of Default, the Borrower shall promptly following demand pay to the Finance Parties the amount of all costs and expenses (including legal fees) properly incurred by it in connection with the enforcement of or the preservation of, any rights under the Finance Documents.

22.	INDEMNITIES

22.1	Currency indemnity

(a)	If a Finance Party receives an amount in respect of the Borrower’s liability under the Finance Documents or if that liability is converted into a claim, proof, judgement or order in a currency other than the currency in which the amount is expressed to be payable under the Finance Documents, the Borrower shall indemnify that the Finance Party as an independent obligation against any loss or liability arising out of or as a result of the conversion of the other currency into the currency owed under the Finance Documents.

(b)	The Borrower waives any right it may have by law to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.

22.2	Other indemnities

The Borrower shall forthwith on demand indemnify each Finance Party against any loss or liability (including funding breakage costs) which that Lender reasonably and properly incurs and which the Finance Party certifies (in a certificate containing reasonable detail) that it has incurred as a consequence of:

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(a)	the occurrence of any Event of Default;

(b)	the operation of Clause 18.28 (Acceleration);

(c)	any repayment or prepayment of principal or payment of an overdue amount being made otherwise than on the last day of a relevant Interest Period relative to the amount so repaid, prepaid or paid; and

(d)	investigation(s) of a potential Event of Default;

(e)	the Loan (or part of the Loan) not being prepaid in accordance with a notice of prepayment, and

(f)	any claim, action, civil penalty or fine against, any settlement, and any other kind of loss or liability, and all reasonable costs and expenses (including reasonable counsel fees and disbursements) incurred by the Finance Parties as a result of conduct of any Obligor or any of their partners, directors, officers, employees, agents or advisors, that violates any Sanctions Laws.

The liability of the Borrower in each case includes any loss of margin or other loss or expense on account of funds borrowed, contracted for or utilised to fund any amount payable under the Finance Documents, but the Borrower’s liability shall in no circumstances extend to any loss or expense to the extent that it arises as a consequence of any gross negligence or wilful default of a Finance Party.

23.	CALCULATIONS

Interest and fees payable under Clauses 9 (Interest) and 20 (Fees) accrue from day to day and are calculated on the basis of the actual number of days elapsed and a year of 360 days.

24.	AMENDMENTS AND WAIVERS

24.1	Majority Lenders

(a)	Subject to Clause 24.2 (All Lenders), any term of this Agreement and the Security Documents may only be amended or waived with the written agreement of the Borrower and, if authorised by the Majority Lenders, the Agent. The Agent shall effect, on behalf of the Majority Lenders, any amendment or waiver to which they have agreed.

(b)	The Agent shall promptly notify the Lenders of any amendment or waiver effected under paragraph (a) above and any such amendment or waiver shall be binding on all the Lenders.

24.2	All Lenders

An amendment or waiver which relates to:

(a)	reduction of the Margin and the commitment fees,

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(b)	extension of the due date for or the reduction of the amount of any payment of principal, interest or other amount payable under this Agreement,

(c)	change in the currency in which any amount is payable under this Agreement,

(d)	extension of the Availability Period,

(e)	change of this Clause 24.2,

(f)	any release of any security created by any Security Document, any changes in any Security Document or the security requirements evidenced by the Security Documents or this Agreement,

(g)	a term of this Agreement which expressly requires the consent of each Lender and/or

(h)	a change of the definition of “Majority Lenders”,

may not be effected without the consent of each Lender.

24.3	Waivers and remedies cumulative

The rights of the Finance Parties under the Finance Documents:

(a)	may be exercised as often as necessary;

(b)	are cumulative and not exclusive of its rights under the general law; and

(c)	may be waived only in writing and specifically.

Delay in exercising or non-exercise of any such right is not a waiver of that right.

25.	CHANGES TO THE PARTIES

25.1	Transfer by the Borrower

The Obligors may not assign, transfer, novate or dispose of any of, or any interest in, its rights and/or obligations under the Finance Documents.

25.2	Transfers by Banks

(a)	A Lender (the “Existing Lender”) may at any time assign and transfer any of its rights and/or obligations under this Agreement to any of its subsidiaries or to another bank or financial institution subject to;

(i)	approval from the Agent; and

(ii)	payment of a transfer fee of USD 3,000.- to the Agent.

The Affiliate or bank or institution or entity being the “New Lender”.

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(b)	A transfer of obligations will be effective only if the New Lender confirms to the Agent and the Borrower that it undertakes to be bound by the terms of this Agreement as a Lender in form and substance satisfactory to the Agent. On the transfer becoming effective in this manner the Existing Lender shall be relieved of its obligations under this Agreement to the extent that they are transferred to the New Lender.

(c)	An Existing Lender is not responsible to a New Lender for:

(i)	the execution, genuineness, validity, enforceability or sufficiency of this Agreement or any other document;

(ii)	the collectability of amounts payable under this Agreement; or

(iii)	the accuracy of any statements (whether written or oral) made in or in connection with this Agreement.

(d)	Each New Lender confirms to the Existing Lender and the other Lenders that it:

(i)	has made its own independent investigation and assessment of the financial condition and affairs of the Borrower and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with this Agreement; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of the Borrower and its related entities while any amount is or may be outstanding under this Agreement or any Commitment is in force.

(e)	Any reference in this Agreement to a Lender includes a New Lender but excludes a Lender if no amount is or may be owed to or by it under this Agreement and its Commitment has been cancelled or reduced to nil.

(f)	Costs in connection with documenting (hereunder reasonable amendments and recordings) the transfer by the Lenders hereunder shall be for the account of the Lenders.

(g)	A Lender may disclose to a prospective New Lender, such information about the Borrower and/or the Transaction Documents as such Lender shall consider appropriate.

26.	PRO RATA SHARING

26.1	Redistribution

If any amount owing by the Borrower under this Agreement to a Lender (the “Recovering Lender”) is discharged by payment, set-off or any other manner other than through the Agent in accordance with Clause 10 (Payments) (a “recovery”), then:

(a)	the recovering Lender shall, within three Business Days, notify details of the recovery to the Agent;

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(b)	the Agent shall determine whether the recovery is in excess of the amount which the recovering Lender would have received had the recovery been received by the Agent and distributed in accordance with Clause 10 (Payments);

(c)	subject to Clause 26.3 (Exceptions), the recovering Lender shall, within three (3) Business Days of demand by the Agent, pay to the Agent an amount (the “redistribution”) equal to the excess;

(d)	the Agent shall treat the redistribution as if it were a payment by the Borrower under this Agreement and shall pay the redistribution to the Lender (other than the recovering Lender) in accordance with Clause 10.7 (Partial payments); and

(e)	after payment of the full redistribution to the Agent, the recovering Lender will be subrogated to the portion of the claims paid under paragraph (d) above and the Borrower will owe the recovering Lender a debt which is equal to the redistribution, immediately payable and of the type originally discharged.

26.2	Reversal of redistribution

If under Clause 26.1 (Redistribution):

(a)	a recovering Lender must subsequently return a recovery, or an amount measured by reference to a recovery, to the Borrower; and

(b)	the recovering Lender has paid a redistribution in relation to that recovery,

each Lender shall, within three Business Days of demand by the recovering Lender through the Agent, reimburse the recovering Lender all or the appropriate portion of the redistribution paid to that Lender. Thereupon, the subrogation in Clause 26.1 (e) will operate in reverse to the extent of the reimbursement.

26.3	Exception

(a)	A recovering Lender needs not to pay a redistribution to the extent that it would not, after the payment, have a valid claim against the Borrower in the amount of the redistribution pursuant to Clause 26.1 (e).

(b)	A Lender is not entitled to participate in a redistribution if the redistribution results from the proceeds of a judicial enforcement order obtained by the recovering Lender and the other Lenders had adequate notice of and opportunity to participate in the proceedings concerned or bring their own proceedings but did not do so.

27.	SEVERABILITY

If a provision of this Agreement is or becomes illegal, invalid or unenforceable in any competent jurisdiction, that shall not affect the validity or enforceability in that jurisdiction of any other provision of this Agreement or the validity or enforceability in other jurisdictions of that or any other provision of this Agreement.

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28.	NOTICES

28.1	Giving of notices

All notices or other communications under or in connection with this Agreement shall be given or made in writing, by letter, telefax or S.W.I.F.T. Any such notice or communication will be deemed to be given or made as follows:

(a)	if by letter, when delivered at the address of the relevant Party; and

(b)	if by telefax or S.W.I.F.T., when received.

However, a notice given in accordance with the above but received on a day which is not a Business Day or after 4:00 p.m. in the place of receipt will only be deemed to be given at 9:00 a.m. on the next Business Day in that place.

28.2	Addresses for notices

(a)	The address, the telefax number and the S.W.I.F.T. code of each Party (other than the Agent and the Borrower) for all notices or other communications under or in connection with this Agreement are those notified by that Party for this purpose to the Agent on or before the date it becomes a Party; or any other notified by that Party for this purpose to the Agent by not less than five Business Days’ notice.

(b)	The address, the telefax number and the S.W.I.F.T. code:

(i)	of the Agent is:

Nordea Bank Norge ASA

P.O.Box 1166 Sentrum

N – 0107 Oslo - Norway

Tel.:	+47 22 48 49 71
Fax.:	+47 22 48 66 68
Attn.:	Shipping department

S.W.I.F.T. Code: NDEANOKK

Attn.:	Shipping Department

(ii)	of the Borrower is:

Knutsen Shuttle Tankers 14 AS

Smedasundet 40

P.O.Box 2017

N – 5504 Haugesund

Norway

Telefax:	+47 52 70 40 40
Attn.:	CFO

or such other address and/or telefax number and/or marked for such other attention as the Agent may notify to the other Parties by not less than five (5) Business Days’ prior notice.

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(c)	All notices from or to the Borrower related to this Agreement shall be sent through the Agent.

(d)	The Agent shall, promptly upon request from any Party, give to that Party the address and/or the telefax number of any other Party applicable at the time for the purposes of this Clause 28.2.

29.	JURISDICTION

For the benefit of the Agent, each Lender and the Obligors agrees that the courts of Norway have jurisdiction to settle any disputes in connection with this Agreement.

The Obligors herewith submits to the non-exclusive jurisdiction of the Oslo district court. Nothing in this Clause 29 shall limit the right of the Agent or any Lender to start proceedings against the Obligors in any other court of competent jurisdiction.

30.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with Norwegian law.

o o o O o o o

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SCHEDULE 1

LENDERS AND COMMITMENTS

Lenders	Total USD
DNB Bank ASA P.O.Box 7100 Sentrum 5020 Bergen Norway	27,421,875.-
Nordea Bank Norge ASA P.O.Box 1166 Sentrum 0107 Oslo Norway	41,132,812.50
Skandinaviska Enskilda Banken AB (publ) P.O. Box 1843 Vika, Filipstad Brygge 1 NO-0123 Oslo Norway	41,132,812.50
Total	109,687,500.-

SCHEDULE 2

CONDITIONS PRECEDENT DOCUMENTS

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SCHEDULE 3

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SCHEDULE 4

FORM OF

RENEWAL NOTICE

To:	Nordea Bank Norge ASA as Agent

P.O.Box 1166 Sentrum

N – 0107 Oslo - Norway

Tel.:	+47 22 48 49 71
Fax.:	+47 22 48 66 68
Attn.:	Shipping Department

S.W.I.F.T. Code: NDEANOKK

Date:          201[ ]

USD 117,000,000 LOAN AGREEMENT DATED 11 JULY 2011 (AS AMENDED) (THE “AGREEMENT”)

We refer to Clause 8.1 (a) in the Agreement. Capitalized terms used in this Renewal Notice and not defined herein shall have the meaning given to them in the Agreement.

We hereby:

1.	request an Interest Period in respect of [•] months from the next Interest Payment Day; and

2.	confirm that

(i)	no event or circumstance has occurred and is continuing, which constitutes, or which with the giving of notice or lapse of time or both, would constitute an Event of Default under the Agreement; and that

(ii)	the representations and warranties contained in Clause 16 (Representations and warranties) of the Agreement are true and correct at the date hereof as if made with respect to the facts and circumstances existing at such date.

By:

KNUTSEN SHUTTLE TANKERS 14 AS

Authorised signatory

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SCHEDULE 5

FORM OF

COMPLIANCE CERTIFICATE

To:	Nordea Bank Norge ASA
Attn: Shipping Department
Telefax No. + 47 22 48 66 68

Date:	( ) [ ]

SECURED TERM LOAN FACILITY AGREEMENT DATED 11 JULY 2011 (AS AMENDED) (THE “AGREEMENT”)

With reference to the Agreement we hereby confirm as follows:

WORKING CAPITAL – KNOT OFFSHORE PARTNERS LP:
Current Assets (a)	USD
Current Liabilities (b)	USD
(a) less (b)
Requirement: To be positive

WORKING CAPITAL – THE BORROWER:
Current Assets (c)	USD
Current Liabilities (d)	USD
(c) less (d)
Requirement: To be positive

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EQUITY RATIO:
Total Equity (i)	USD
Total Assets (j)	USD
Ratio (i)/(j)
Requirement: Ratio not to be less than 0.30

INTEREST COVER RATIO:
EBITDA (k)	USD
Finance Charges (l)	USD
Ratio (k)/(l)
Requirement: Ratio not to be less than 2.50:1.00

LIQUIDITY:
Cash in hand or on deposit	USD
2/3 of Available Facility	USD
Cash equivalents	USD
Total	USD
Number of vessels owned by the members of the MLP Group
Number of vessels owned by the members of the MLP Group
With an employment contract with less than twelve (12) months remaining tenor (excluding options)
Requirement: USD [ ]

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MARKET VALUE VESSEL - REF CLAUSE ( )
A = Market Value Vessel	USD
B = Loan	USD
Requirement :
(i) Year 1-4 A > 100 % of B
(ii) Year 5 A > 125 % of B
Valuation report from [ ] dated [ ] enclosed
Valuation report from [ ] dated [ ] enclosed
CHANGES IN MANAGEMENT, BOARD OF DIRECTORS AND AUDITORS
Changes in management and/or board of directors in the Borrower		Yes / No give info if yes
Changes in management and/or board of directors in KNOT Offshore Partners LP		Yes / No give info if yes
Changes in management and/or board of directors in KNOT Shuttle Tankers AS		Yes / No give info if yes
Changes of auditors		Yes / No give info if yes

It is hereby certified, by the undersigned, that there are no known or pending Events of Default as of this date. Furthermore, it is hereby certified that the above representations are true and correct.

The above covenant calculations are made as of, and in respect of the 3 months period ending on

Certified on this                      day of

KNUTSEN SHUTTLE TANKERS 14 AS

By:     CFO

Date:

KNOT OFFSHORE PARTNERS LP

By:     CFO

Date:

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KNOT SHUTTLE TANKERS AS

By     CFO

Date

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EXECUTION PAGE

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